Exhibit 10.2

EXECUTION COPY

IMPLEMENTATION AGREEMENT

BETWEEN

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

AND

DISH NETWORK CORPORATION

Dated as of March 15, 2011

Table of Contents

ARTICLE I

CERTAIN DEFINITIONS

1.1	“Action”	2
1.2	“Acquired Assets”	2
1.3	“Alternative Plan”	2
1.4	“Assets Call Closing Date”	2
1.5	“Assets Call Notice”	2
1.6	“Assets Call Right”	2
1.7	“Assets Option Start Date”	2
1.8	“Assets Put Closing Date”	2
1.9	“Assets Put Notice”	3
1.10	“Assets Put Right”	3
1.11	“affiliate”	3
1.12	“Agreement”	3
1.13	“Bill of Sale”	3
1.14	“business day”	3
1.15	“Call Right”	3
1.16	“Call Right End Date”	3
1.17	“Capital Stock”	3
1.18	“Claims”	3
1.19	“Closing”	3
1.20	“Closing Date”	3
1.21	“Code”	3
1.22	“Collateral Documents”	3
1.23	“DBSD Territory”	3
1.24	“DISH”	4
1.25	“E.D.Va. Litigation	4
1.26	“End Date”	4
1.27	“Exchange Act”	4
1.28	“FCC	4
1.29	“FCC Approval”	4
1.30	“Governmental Entity”	4
1.31	“ICO Claims”	4
1.32	“ICO Trademarks”	4
1.33	“Implementation Date”	4
1.34	“Indenture”	4
1.35	“International Assets”	4
1.36	“Investment Agreement”	4
1.37	“Investment Agreement Approval Order”	4
1.38	“Investment Agreement Approval Order Date”	5
1.39	“ITU Filings”	5
1.40	“ITU Priority Rights”	5
1.41	“J&J Agreement”	5

i

1.42	“Law”	5
1.43	“License Agreement”	5
1.44	“Lien”	5
1.45	“Loss” or “Losses”	5
1.46	“O&M Costs”	5
1.47	“Option Term”	5
1.48	“Party” and “Parties”	5
1.49	“Permitted Exceptions”	5
1.50	“person”	5
1.51	“Plan Confirmation Date”	6
1.52	“Plan Effective Date”	6
1.53	“Pledge Agreement”	6
1.54	“Post-Closing Period”	6
1.55	“Pre-Closing Period”	6
1.56	“Priority Rights”	6
1.57	“Purchase Price”	6
1.58	“Purchase Price Allocation”	6
1.59	“Put/Call Assets”	6
1.60	“Second Payment”	6
1.61	“Reimbursement”	6
1.62	“Seller”	6
1.63	“Seller Disclosure Schedule”	6
1.64	“Sprint”	6
1.65	“Sprint Claims”	6
1.66	“subsidiary”	7
1.67	“Tax”	7
1.68	“Tax Matters Agreement”	7
1.69	“Tax Return”	7
1.70	“Third Payment”	7
1.71	“Trademarks”	7
1.72	“Third Party Claim”	7
1.73	“Transfer Taxes”	7
1.74	“Transition Services Agreement”	7

	ARTICLE II

	ASSIGNMENT OF CERTAIN RIGHTS; PAYMENTS

2.1	Assignment of Certain Claims and Rights	8
2.2	Purchase Price	8
2.3	Time and Place of Closing	8
2.4	Deliveries by the Seller	9
2.5	Delivery by DISH	9

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1	Organization; Qualification	9
3.2	Capital Structure	10
3.3	Authority; Execution and Delivery; Enforceability	10
3.4	No Violation	10
3.5	Absence of Undisclosed Liens; Title and Related Matters	11
3.6	Litigation	11
3.7	J&J Agreement	11
3.8	Priority Rights	11
3.9	Brokers	11

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF DISH

4.1	Organization; Qualification	12
4.2	Authority; Execution and Delivery; Enforceability	12
4.3	No Violation	12
4.4	Financing	12
4.5	Litigation	13
4.6	Brokers	13

	ARTICLE V

	COVENANTS OF THE PARTIES

5.1	Conduct of the Seller	13
5.2	Access to Information	14
5.3	Expenses	15
5.4	Reasonable Best Efforts	15
5.5	Further Assurances; Assistance by Affiliates	16
5.6	Disclosure Supplements	16
5.7	Public Announcements	16
5.8	Assistance in Prosecuting ICO Claims	16
5.9	Remittance of Certain Plan and Alternative Transaction Payments	16
5.10	Claims against Second and Third Payments	18
5.11	Pledge Agreement	18

	ARTICLE VI

	CALL RIGHT; ASSETS CALL RIGHT

6.1	Call Right Defined	18
6.2	Call Price	18

6.3	Conditions to Closing of the Call Right	19
6.4	Assets Call Right and Assets Put Right	19
6.5	Assets Option Notice	20
6.6	Deliveries by the Seller	21
6.7	Deliveries by DISH	21
6.8	Conditions to Closing of the Assets Call Right	22
6.9	Certificates	22

	ARTICLE VII

	INDEMNIFICATION

7.1	Survival of Representations, Warranties and Covenants	23
7.2	Indemnification by the Seller	23
7.3	Indemnification by DISH	23
7.4	Notice of Claims	23
7.5	Third Party Claims	24
7.6	Mitigation of Losses	25

	ARTICLE VIII

	CLOSING CONDITIONS

8.1	Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby	25
8.2	Conditions to the Obligations of the Seller to Effect the Transactions Contemplated Hereby	25
8.3	Conditions to the Obligations of DISH to Effect the Transactions Contemplated Hereby	26
8.4	Certificates	26

	ARTICLE IX

	CERTAIN TAX MATTERS

9.1	Purchase Price Allocation	26
9.2	Transfer Taxes and Costs	27
9.3	Pre-Closing Taxes	27
9.4	Prorations	27
9.5	Cooperation on Tax Matters	28

	ARTICLE X

	TERMINATION AND ABANDONMENT

10.1	Termination	28
10.2	Procedure and Effect of Termination	29

	ARTICLE XI

	MISCELLANEOUS PROVISIONS

11.1	Amendment and Modification	29
11.2	Waiver of Compliance; Consents	29
11.3	Notices	30
11.4	Assignment	30
11.5	Parent and Designated Affiliates and Subsidiaries	31
11.6	No Third-Party Beneficiaries	31
11.7	Consent to Jurisdiction	31
11.8	Governing Law	31
11.9	Counterparts	31
11.10	Interpretation	31
11.11	Entire Agreement	32
11.12	Severability	32
11.13	Specific Performance	33
11.14	Waiver of Jury Trial	33
11.15	No Recourse	33

Exhibit A	Bill of Sale
Exhibit B	License Agreement
Exhibit C	Tax Matters Agreement
Exhibit D	Transition Services Agreement

v

IMPLEMENTATION AGREEMENT

IMPLEMENTATION AGREEMENT, dated as of March 15, 2011 (the “Agreement”), between ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED, a Delaware corporation (the “Seller”), and DISH NETWORK CORPORATION, a Nevada corporation (“DISH”). The Seller and DISH may be referred to individually herein as a “Party”, and together, the “Parties”.

RECITALS

WHEREAS, DBSD North America Inc. (“DBSD”) and 3421554 Canada Inc., DBSD Satellite Management, LLC, DBSD Satellite North America Limited, DBSD Satellite Services G.P., DBSD Satellite Services Limited, DBSD Services Limited, New DBSD Satellite Services G.P., and SSG UK Limited (collectively, including DBSD, the “Debtors”) have commenced voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 09-13061 (the “Chapter 11 Cases”);

WHEREAS, DISH and DBSD entered into an Amended and Restated Investment Agreement, dated as of February 24, 2011, amended as of the date hereof by the First Amendment thereto (as amended from time to time, the “Investment Agreement”), between DBSD and DISH, amending and restating the Investment Agreement, dated as of February 1, 2011, between DBSD and DISH on the terms and conditions set forth in the term sheet for a plan of reorganization for the Debtors (the “Plan Term Sheet”) attached to the Investment Agreement as an exhibit;

WHEREAS, DBSD and DISH intend to consummate the restructuring on the terms and conditions set forth in the Investment Agreement and in the Plan Term Sheet through, among other things, a chapter 11 plan of reorganization in form and substance consistent in all material respects with the Plan Term Sheet to the Investment Agreement and which otherwise shall be in form and substance reasonably satisfactory to DISH (the “Plan”) which will be filed in the Chapter 11 Cases, along with a disclosure statement describing the Plan in form and substance not inconsistent with the Plan Term Sheet or the Investment Agreement; and

WHEREAS, concurrent with the execution of this Agreement, the Seller and DISH are entering into that certain Restructuring Support Agreement, dated as of March 15, 2011, between the Seller and DISH (the “Restructuring Support Agreement”) pursuant to which the Seller shall agree to support the Plan and take certain actions in furtherance of the consummation of the Plan; and

WHEREAS, (i) DISH wishes to acquire from the Seller, and the Seller wishes to sell to DISH, certain priority rights over DBSD’s G1 satellite, certain rights in the currently pending litigation against Sprint Nextel Corporation and the economic benefits and value, if any, attributable to or received by the Seller and its affiliates in connection with any plan of reorganization of the Debtors, (ii) DISH wishes to acquire from the Seller, and the Seller wishes to grant to DISH, an option to acquire all of the International Assets, to the extent such assets become available to DISH for acquisition, (iii) DISH wishes to acquire from the Seller, and the Seller wishes to grant to DISH, an option to purchase all of the Seller’s equity interests in DBSD, to the extent such interests become available to DISH for acquisition, (iv) DISH wishes the Seller to enter into a license and spectrum coordination agreement and a transition services agreement with DBSD which shall be effective upon consummation of the Plan, and (v) the Parties desire to provide certain indemnifications to each other, in each case, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement each of the following terms shall have the following meaning:

1.1	“Action” means any administrative, regulatory, judicial or other formal proceeding by or before (or that could come before) any Governmental Entity or arbitrator.

1.2	“Acquired Assets” shall have the meaning ascribed thereto in Section 9.1.

1.3	“Alternative Plan” shall have the meaning ascribed thereto in Section 5.9(a).

1.4	“Assets Call Closing Date” shall have the meaning ascribed thereto in Section 6.5.

1.5	“Assets Call Notice” shall have the meaning ascribed thereto in Section 6.4.

1.6	“Assets Call Right” shall have the meaning ascribed thereto in Section 6.4.

1.7	“Assets Option Start Date” shall have the meaning ascribed thereto in Section 6.5.

1.8	“Assets Put Closing Date” shall have the meaning ascribed thereto in Section 6.5.

1.9	“Assets Put Notice” shall have the meaning ascribed thereto in Section 6.5.

1.10	“Assets Put Right” shall have the meaning ascribed thereto in Section 6.4

1.11	“affiliate” shall have the meaning ascribed thereto in Section 11.10.

1.12	“Agreement” shall have the meaning ascribed thereto in the Introduction.

1.13	“Bill of Sale” shall have the meaning ascribed thereto in Section 6.6(a) and attached hereto as Exhibit A.

1.14	“business day” shall have the meaning ascribed thereto in Section 11.10.

1.15	“Call Right” shall have the meaning ascribed thereto in Section 6.1.

1.16	“Call Right End Date” shall mean the earlier of (i) the later of (x) three years from the date of this Agreement and (y) 30 days following the consummation of the Plan (as amended or modified), and (ii) the consummation of the Plan (as amended or modified) or an Alternative Proposal, in either case pursuant to which the Capital Stock is cancelled.

1.17	“Capital Stock” shall have the meaning ascribed thereto in Section 3.2.

1.18	“Claims” means any and all (i) claims, (ii) demands or (iii) causes of action (in the case of clause (iii), relating to or resulting from an Action).

1.19	“Closing” shall mean the consummation of the transfer of the Priority Rights pursuant to Section 2.1(b) hereof.

1.20	“Closing Date” shall mean the date that the Closing occurs.

1.21	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.22	“Collateral Documents” shall mean, collectively, the Pledge Agreement, the “Collateral Trust Agreement” and all of the other “Secured Debt Documents,” including without limitation the “Indenture,” as such terms are defined in the Pledge Agreement.

1.23	“DBSD Territory” means the United States, Canada, and Puerto Rico, and the ‘spill over’ areas including the adjacent coastal waters, into Mexico, and into the Caribbean.

1.24	“DISH” shall have the meaning ascribed thereto in the Introduction.

1.25	“E.D.Va. Litigation” shall mean the civil action against the Seller currently pending in the United States District Court for the Eastern District of Virginia (case no. 10-01404).

1.26	“End Date” shall have the meaning ascribed thereto in the Investment Agreement.

1.27	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.28	“FCC” shall mean the Federal Communications Commission.

1.29	“FCC Approval” shall mean all required consents and approvals of the full FCC or an appropriate bureau or bureaus, or division or subdivision thereto for the transactions contemplated by Article VI.

1.30	“Governmental Entity” shall have the meaning ascribed thereto in Section 3.4.

1.31	“ICO Claims” shall mean all claims, counter-claims, cross-claims of any nature (whether or not asserted) against Sprint and its affiliates by the Seller or its affiliates in connection with the E.D.Va. Litigation.

1.32	“ICO Trademarks” shall mean any and all Trademarks owned by the Seller or any of its affiliates that (i) include or incorporate the words “ICO” or “ICO GLOBAL” (or any similar words) in any language, including the applications and registrations set forth on Section 1.32 of the Seller Disclosure Schedule.

1.33	“Implementation Date” means the earlier of either (i) the Investment Agreement Approval Order Date or (ii) the date on which DISH waives the condition set forth in Section 8.3(d).

1.34	“Indenture” shall have the meaning ascribed in Section 1.22.

1.35	“International Assets” shall mean MEO Assets (as defined in the J&J Agreement), including the ITU Filings.

1.36	“Investment Agreement” shall have the meaning set forth in the Recitals.

1.37	“Investment Agreement Approval Order” shall have the meaning ascribed thereto in the Investment Agreement.

1.38	“Investment Agreement Approval Order Date” shall mean the date of entry by the Bankruptcy Court of the Investment Agreement Approval Order.

1.39	“ITU Filings” shall mean the ownership and control of the MEO System ITU Filings, including those set forth in Section 1.39 of the Seller Disclosure Schedule.

1.40	“ITU Priority Rights” means any and all rights for the operation of satellites in certain frequency bands that the Seller holds, directly or indirectly, as a result of filings made on behalf of the Seller or any of its affiliates or their respective predecessors in interest with the International Telecommunications Union.

1.41	“J&J Agreement” shall mean such Letter Agreement, dated February 9, 2011, by and between the Seller and Jay and Jayendra (Pty) Ltd together with all exhibits thereto.

1.42	“Law” shall have the meaning ascribed thereto in Section 3.4.

1.43	“License Agreement” shall mean that certain Amended and Restated License and Spectrum Coordination Agreement, by and between ICO Global Communications (Operations) Limited and DBSD Services Limited attached hereto as Exhibit B.

1.44	“Lien” shall have the meaning ascribed thereto in Section 3.5.

1.45	“Loss” or “Losses” shall have the meaning set forth in Section 7.2.

1.46	“O&M Costs” shall have the meaning ascribed thereto in Section 6.5.

1.47	“Option Term” shall have the meaning ascribed in the J&J Agreement.

1.48	“Party” and “Parties” shall have the meaning ascribed thereto in the Introduction.

1.49	“Permitted Exceptions” shall mean as of the date of this Agreement (i) those exceptions to title to the International Assets listed in Section 1.49 of the Seller Disclosure Schedule, (ii) Liens for Taxes not yet due and payable or for Taxes that the Seller is contesting in good faith through appropriate proceedings, (iii) Liens arising in the ordinary course of business, and (iv) other Liens that are not material in amount or do not materially detract from the value of or materially impair the use of the property affected by such Lien.

1.50	“person” shall have the meaning ascribed thereto in Section 11.10.

1.51	“Plan Confirmation Date” shall mean the date the Bankruptcy Court enters the Confirmation Order (as defined in the Investment Agreement).

1.52	“Plan Effective Date” shall mean the date that the transactions under the Plan and the Investment Agreement are substantially consummated.

1.53	“Pledge Agreement” shall mean the Pledge Agreement, dated August 15, 2005, by and between the Sellers and The Bank of New York.

1.54	“Post-Closing Period” shall have the meaning ascribed thereto in Section 9.4.

1.55	“Pre-Closing Period” shall have the meaning ascribed thereto in Section 9.4.

1.56	“Priority Rights” shall mean any and all priority rights over the Debtors for the operation of satellites and/or ancillary terrestrial component systems in the DBSD Territory arising under the ITU Priority Rights and/or as a result of any licenses issued to the Seller or any of its affiliates or their respective predecessors in interest by any Government Entity.

1.57	“Purchase Price” shall have the meaning ascribed thereto in Section 2.2.

1.58	“Purchase Price Allocation” shall have the meaning ascribed thereto in Section 9.1.

1.59	“Put/Call Assets” shall have the meaning ascribed thereto in Section 6.4.

1.60	“Second Payment” shall have the meaning ascribed thereto in Section 2.2.

1.61	“Reimbursement” shall have the meaning ascribed in the J&J Agreement.

1.62	“Seller” shall have the meaning ascribed thereto in the Introduction.

1.63	“Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article III.

1.64	“Sprint” shall mean the Sprint Nextel Corporation.

1.65	“Sprint Claims” shall have the meaning ascribed thereto in Section 7.3.

1.66	“subsidiary” shall have the meaning ascribed thereto in Section 11.10.

1.67	“Tax” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including a tax under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, real property transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, customs duty, fee or other similar assessment or charge in the nature of a tax, imposed by any Governmental Entity, including any interest or penalty thereon or addition thereto, whether disputed or not and whether payable by reason of being a member of an affiliated, consolidated, combined or unitary group, any contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

1.68	“Tax Matters Agreement” shall mean the Tax Matters Agreement, by and between the Seller and DISH and attached hereto as Exhibit C.

1.69	“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

1.70	“Third Payment” shall have the meaning ascribed thereto in Section 2.2.

1.71	“Trademarks” shall mean all United States, state and non-U.S. trademarks, service marks, trade names, assumed names, Internet domain names, designs, logos, slogans, source identifiers and general intangibles of like nature, including all registrations and applications therefore and all common law rights relating thereto, including the goodwill associated therewith.

1.72	“Third Party Claim” shall have the meaning ascribed thereto in Section 7.5.

1.73	“Transfer Taxes” shall have the meaning ascribed thereto in Section 9.2.

1.74	“Transition Services Agreement” shall mean that certain Transition Space and Services Agreement, by and between the Seller and DBSD and attached hereto as Exhibit D.

ARTICLE II

ASSIGNMENT OF CERTAIN RIGHTS; PAYMENTS

2.1 Assignment of Certain Claims and Rights. On the terms and subject to the conditions set forth in this Agreement:

(a) on the Implementation Date, the Seller will sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to DISH all of its and its affiliates’ direct or indirect right, title and interest in and to the ICO Claims; and

(b) on the Closing Date, the Seller will sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to DISH all of its and its affiliates’ direct or indirect right, title and interest in and to the Priority Rights.

2.2 Purchase Price. In consideration for the transactions contemplated by this Agreement, DISH shall pay to the Seller the following amounts in cash:

(a) $35,000,000, which shall be payable to the Seller within five (5) calendar days after the Implementation Date (or in the event such date is not a business day, the first business day following such date), in cash by wire transfer of immediately available funds to an account designated in writing by the Seller at least three (3) business days prior to the Implementation Date (the “Initial Payment”);

(b) $279,536,000, which shall be payable to the Seller upon DISH’s having ownership of greater than 50% of the Notes (as defined in the Indenture) and DISH’s performance of its obligations pursuant to Section 5.11 hereof, in cash by wire transfer of immediately available funds to the account designated by the Seller pursuant to Section 2.2(a) unless otherwise directed by the Seller in writing (the “Second Payment”); provided, that if DISH has not met such condition with forty (40) calendar days of the Implementation Date, the Seller shall have the right at any time thereafter to request in writing that the Second Payment be made and DISH shall make such payment within three (3) business days of receipt of such a written request; and

(c) in consideration for the Call Right, DISH shall pay to the Seller an amount in cash equal to $10,000,000 payable to the Seller within five (5) calendar days after the earlier of (x) the Plan Effective Date, or (y) the termination of the Investment Agreement following the Implementation Date (but in any event not earlier than the Closing Date) (or in the event such date is not a business day, the first business day following such date), in cash by wire transfer of immediately available funds to an account designated in writing by the Seller pursuant to Section 2.2(a) unless otherwise directed by the Seller in writing (the “Third Payment” together with the Initial Payment and the Second Payment, the “Purchase Price”).

2.3 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 A.M. (local time), or at such other place or such other time as the Parties may mutually agree, on the Closing Date.

2.4 Deliveries by the Seller.

(a) At Closing, the Seller shall deliver or cause to be delivered the following to DISH:

(i) An instrument of transfer in customary form mutually agreed upon by the Parties effecting the transfer of the Priority Rights.

(ii) The License Agreement, duly executed in counterpart, which delivery shall be irrevocable.

(iii) The Transition Services Agreement, duly executed in counterpart, which delivery shall be irrevocable.

(iv) The Tax Matters Agreement, duly executed in counterpart.

2.5 Delivery by DISH.

(a) At Closing, DISH shall deliver to the Seller:

(i) The Initial Payment.

(ii) The Tax Matters Agreement, duly executed in counterpart.

(b) DISH shall deliver to the Seller the Second Payment and the Third Payment in accordance with Section 2.2(b) and Section 2.2(c), respectively.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to DISH that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from the Seller to DISH (the “Seller Disclosure Schedule”) (which Seller Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates; provided, however, that any information set forth in one Section of the Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face):

3.1 Organization; Qualification.

(a) The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted or as presently contemplated to be conducted.

(b) The Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated herein in accordance with the herewith.

3.2 Capital Structure. Section 3.2 of the Seller Disclosure Schedule sets forth for DBSD the amount of its authorized capital stock (or other equity interests), the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock (or other equity interests). As of the date hereof, and as of the date of the closing of the Call Right, if any, the Seller, directly or indirectly, has and will have good and valid title to all of the outstanding capital stock (or other equity interests) of DBSD (“Capital Stock”) set forth as owned by the Seller in Section 3.2 of the Seller Disclosure Schedule, free and clear of all Liens, except with respect to the Collateral Documents. The Capital Stock has been duly authorized and validly issued and is fully paid and nonassessable. As of the date of this Agreement, there are not any options, restricted shares, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other stock based rights, commitments, contracts, arrangements or undertakings of any kind to which DBSD is a party or by which DBSD is bound.

3.3 Authority; Execution and Delivery; Enforceability. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. The Seller has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by each of the other Party hereto, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

3.4 No Violation. Except for the filings, permits, authorizations, consents and approvals set forth in Section 3.4 of the Seller Disclosure Schedule or as may be required under the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Seller or DISH (directly or through affiliates, in each case) has material assets or conducts material operations, none of the execution, delivery or performance of this Agreement by the Seller or its affiliates, the consummation by the Seller or its affiliates of the transactions contemplated hereby or compliance by the Seller or its affiliates with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of the Seller or any of its affiliates (but only to the extent that such affiliate must effectuate the transactions contemplated hereby), (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a “Governmental Entity”), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien on any assets of the Seller or its affiliates pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Seller or any of its affiliates is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation (“Law”) applicable to the Seller or any of its affiliates (but only to the extent that such affiliate must effectuate the transactions contemplated hereby) or any of the assets of the Seller or its affiliates, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches, defaults or Liens which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated in accordance hereof.

3.5 Absence of Undisclosed Liens; Title and Related Matters. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, the Seller’s interest in each of the ICO Claim and the Priority Rights and, the International Assets, will, after giving effect to the transactions contemplated hereby and assuming the exercise of the Assets Call Right in accordance with its terms, will be owned by DISH, directly or indirectly, in each case, free and clear of all liens, pledges, charges, security interests and other encumbrances (each a “Lien”) other than Permitted Exceptions.

3.6 Litigation. Other than the pendency of the Chapter 11 Cases as of the date hereof, there are no Actions pending or, to the knowledge of the Seller, threatened against or affecting the Seller or its affiliates (and, to the knowledge of the Seller, there is no basis for any such Action) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in accordance herewith, nor are there any judgments, orders or decrees of any Governmental Entity outstanding against the Seller or its affiliates, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in accordance herewith.

3.7 J&J Agreement. The Seller has provided DISH with a true, correct and complete copy of the J&J Agreement as amended through the date hereof.

3.8 Priority Rights. The conveyance by the Seller of the Priority Rights pursuant to this agreement for the operation of satellites and/or ancillary terrestrial component systems in the DBSD Territory, and the granting of covenants regarding interference with such operations, as contemplated in Section 8.1 of the License Agreement, will not conflict with or result in any breach of any agreement to which the Seller is a party or by which the Seller is bound (including without limitation all agreements with Jay and Jayendra (Pty) Ltd.).

3.9 Brokers. No broker, investment banker, financial advisor or other person, other than persons the fees and expenses of which will be paid by the Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DISH

DISH represents and warrants to the Seller as follows:

4.1 Organization; Qualification. DISH is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted or as presently contemplated to be conducted.

4.2 Authority; Execution and Delivery; Enforceability. DISH has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of DISH and no other corporate proceedings on the part of DISH are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. DISH has duly executed and delivered this Agreement and assuming the due authorization, execution and delivery by each of the other Party hereto, this Agreement constitutes the legal, valid and binding obligation of DISH, enforceable against DISH in accordance with its terms.

4.3 No Violation. Except as may be required under the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Seller or DISH (directly or through affiliates, in each case) has material assets or conducts material operations, none of the execution, delivery or performance of this Agreement, the consummation by DISH of the transactions contemplated hereby or compliance by DISH with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents of DISH or any of its affiliates, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of a Lien on any property or assets owned by DISH or any of its affiliates pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DISH or any of its affiliates is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to DISH, any of its affiliates or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches, defaults or Liens which are not, individually or in the aggregate, reasonably likely to materially adversely affect the consummation of the transactions contemplated by this Agreement.

4.4 Financing. At or prior to the Closing Date, DISH will have sufficient cash resources available to pay the Purchase Price.

4 .5 Litigation. Other than the pendency of the Chapter 11 Cases, as of the date hereof, there are no Actions pending or, to the knowledge of DISH, threatened against or affecting DISH or its affiliates (and, to the knowledge of DISH, there is no basis for any such Action) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of DISH to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in accordance herewith, nor are there any judgments, orders or decrees of any Governmental Entity outstanding against DISH or its affiliates, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of DISH to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in accordance herewith.

4.6 Brokers. No broker, investment banker, financial advisor or other person, other than persons the fees and expenses of which will be paid by DISH, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of DISH.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Seller.

(a) Except as otherwise contemplated by this Agreement, unless all the International Assets are sold pursuant to the J&J Agreement, from and after the date of this Agreement until the earlier of (x) the consummation of the transaction contemplated by the Assets Call Right or (y) the termination of the Assets Call Right pursuant to Section 6.4 (the “Asset Covenant Termination Date”), the Seller will, and will cause its affiliates to, (1) use its reasonable best efforts to maintain and operate the International Assets in accordance with current practice and in material compliance with all applicable laws, and (2) maintain good relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Seller to the extent related to the International Assets.

(b) Without limiting the generality of the foregoing and, except as otherwise expressly provided in this Agreement,

(i) unless all the International Assets are sold pursuant to the J&J Agreement, from and after the date of this Agreement until the Asset Covenant Termination Date, without the prior written consent of DISH, the Seller will not nor will it permit its affiliates to:

(1) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse if such policy covers any International Assets or insures risks, contingencies or liabilities which could result in an impairment of any such International Assets, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed policies are in full force and effect (it being understood that there shall be no obligation to extend such insurance policies after the Closing Date);

(2) (A) sell, transfer, assign, convey or otherwise dispose of or agree to sell, transfer, assign, convey or otherwise dispose of, any International Assets held by the Seller, except as pursuant to the J&J Agreement, (B) mortgage, pledge or otherwise encumber any International Assets held by the Seller except for such mortgages or encumbrances which constitute Permitted Exceptions or pursuant to the J&J Agreement; or (C) fail to make maintenance payments for, or fail to make filings required to be made with applicable trademark offices to maintain registrations or applications for any of the ICO Trademarks; or

(3) enter into, amend, supplement or otherwise modify any license, contract or other agreement affecting the ICO Trademarks or the International Assets, including the J&J Agreement;

(ii) from and after the date of this Agreement until the earlier of (x) the Call Right End Date or (y) the Call Closing Date, without the prior written consent of DISH, the Seller will not and will not permit its affiliates to:

(1) subject to the terms of the Pledge Agreement, (A) sell, transfer, assign, convey or otherwise dispose of or agree to sell, transfer, assign, convey or otherwise dispose of, any Capital Stock held by the Seller or (B) mortgage, pledge, or otherwise encumber the Capital Stock held by the Seller; or

(2) subject to Section 5.11, enter into, amend, supplement or otherwise modify any contract, or other agreement relating to the Capital Stock; and

(iii) from and after the date of this Agreement, without the prior written consent of DISH, the Seller will not and will not permit its affiliates to:

(1) settle, dismiss or otherwise modify the ICO Claims or Sprint Claims; or

(2) assert any rights arising under the ITU Filings or any Priority Right against DISH, DBSD or any of their affiliates or DBSD’s G1 satellite, or assign any rights under the ITU Filings (subject to the J&J Agreement) or any Priority Right to any person other than DISH.

(c) Notwithstanding this Section 5.1, in no event with the Seller be required to undertake any actions that will require any material capital expenditures or materially increase any operating expenses of the Seller with respect to the Capital Stock or the International Assets.

5.2 Access to Information. Subject to applicable Law, the Seller will, and will cause each of its affiliates to, provide DISH and its affiliates reasonable access, to information related to the transactions contemplated by this Agreement, during the period following the date of this Agreement to the Seller, its affiliates and all the personnel, properties, books, contracts, commitments and records of the Seller and its affiliates, and, during such period the Seller will, and will cause its affiliates to, furnish promptly to DISH (a) a copy of each report, schedule, statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws or in the Chapter 11 Cases and (b) all other information concerning the Seller, its affiliates, the Transaction or any other transaction contemplated hereby or thereby as DISH may reasonably request.

5.3 Expenses. Except as otherwise provided by this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, from and after the Implementation Date, DISH shall reimburse the Seller, such reimbursement not to exceed $1 million, for the Seller’s reasonable documented out-of-pocket expenses (including the reasonable fees of counsel) incurred by it in connection with actions taken by it after the date hereof in connection with the transactions contemplated by this Agreement or the Plan.

5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the Parties shall, and shall cause their respective affiliates, and use reasonable best efforts to cause their (and their respective affiliates) directors, officers, employees, agents, attorneys, accountants and representatives, to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (ii) provide all such information concerning such Party, its affiliates and its officers, directors, employees and partners as may be necessary or reasonably requested in connection with any of the foregoing; (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including but not limited to defending through litigation on the merits any claim asserted in any court by any person; and (iv) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition, or trade regulation law that is asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible. Notwithstanding the foregoing, DISH and its affiliates shall not be required to take an action to obtain regulatory approval that it determines to be adverse to DISH, any of its affiliates or the International Assets.

(b) The Seller and DISH shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either of them or by any of their respective affiliates, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

5.5 Further Assurances; Assistance by Affiliates. From time to time including following the Closing Date, without further consideration, the Seller will, at its own expense, execute and deliver such documents to DISH as DISH may reasonably request in order effectively to consummate the transactions contemplated hereby and to vest in DISH title to the ICO Claims, the Priority Rights, to the extent applicable, and subject to the exercise of the Call Right and Assets Call Right, as applicable, the Capital Stock held by the Seller and the International Assets (including, without limitation, assistance in the reduction to possession of any thereof). From time to time, without further consideration, DISH will, at its own expense, execute and deliver such documents as the Seller may reasonably request in order effectively to consummate the transactions contemplated hereby.

5.6 Disclosure Supplements. From time to time after the date of this Agreement and prior to the Implementation Date, the Seller will promptly supplement or amend the schedules referred to in Article III with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Seller that has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in Article III and the accuracy of the representations and warranties of DISH contained in Article IV in order to determine the fulfillment of the conditions set forth in Sections 8.3(a) and 8.2(a), respectively, the schedules delivered by the Seller and the schedules delivered by DISH shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

5.7 Public Announcements. DISH and the Seller agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other Party, except as may be required by applicable Law or the rules of any stock exchange on which such Party’s securities are listed.

5.8 Assistance in Prosecuting ICO Claims. From and after the Implementation Date, (i) the Seller shall and shall cause its affiliates to take all actions and make all filings reasonably requested by DISH in connection with prosecution of the ICO Claims, at DISH’s expense, (ii) DISH shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, the ICO Claims, and the Seller and its affiliates shall not consent to the entry of judgment or enter into any settlement with respect to the ICO Claims without the prior written consent of DISH, (iii) any cash, rights or other consideration that the Seller receives with respect to the ICO Claims shall be immediately transferred to DISH for no additional consideration and (iv) DISH may compromise or settle the ICO Claim without the consent of the Seller.

5.9 Remittance of Certain Plan and Alternative Transaction Payments.

(a) Notwithstanding (i) anything contained in the Plan (or any amendment thereto) to the contrary or (ii) anything contained in any Alternative Proposal (as defined in the Investment Agreement) or any chapter 11 plan implementing any such Alternative Proposal (“Alternative Plan”), subject to the proviso below, in the event that the Seller or any of its affiliates receives any payments, rights, assets, property or benefits, in respect of Capital Stock held by the Seller, asserted administrative claims or otherwise giving rise to an ICO Benefit Amount in connection with the Plan (or any amendment thereto) or directly or indirectly in connection with any Alternative Proposal, including under any Alternative Plan (other than (1) the payments and benefits contemplated by this Agreement and (2) any payments in respect of the claims against DBSD held by the Seller as set forth on Section 5.9(a) of the Seller Disclosure Schedule), the Seller shall cause DISH to be paid the ICO Benefit Amount in respect thereof promptly upon receipt thereof, but, in any event not later than the later of (x) three business days following the consummation of the Plan (or any amendment thereto), an Alternative Plan (or any amendment thereto) or an Alternative Proposal and (y) three business days after receipt of such ICO Benefit Amount, which payment shall be made, as applicable, by wire transfer of immediately available funds to an account designated by DISH or delivery of equity or debt securities or derivative instruments with any necessary endorsements, as the case may be; provided, however, that the Seller shall have no obligation to pay any amount, or deliver any equity or debt securities or derivative instruments, to DISH if such payment or delivery would be in violation of the Collateral Documents or any Law. In the event such payment or transfer would be in violation of the Collateral Documents or any Law, the Seller will hold such ICO Benefit Amount in trust until such time as such ICO Benefit Amounts can be transferred to DISH without such violation.

(b) Promptly following DBSD’s entry into any agreement that includes an ICO Benefit Amount described in Sections 5.9(c)(iii), (iv) or (v) hereof (collectively, the “Contractual Benefits”) relating to an Alternative Proposal, the Parties shall cooperate in good faith to determine the net present value of the Contractual Benefits (the “Contractual Benefit Value”) to be realized by the Seller and its affiliates in connection with (i) such Alternative Proposal or Alternative Plan, and (ii) any understandings, contracts or other agreements entered into between the proponent of such Alternative Proposal (or its designees and affiliates) and the Seller and its affiliates, with a view to mutually agreeing to a Contractual Benefit Value prior to the consummation of such Alternative Proposal. In the event that the Parties are unable to mutually agree to the Contractual Benefit Value at least ten (10) business days prior to the anticipated consummation of the Alternative Proposal, then the Parties shall appoint a mutually acceptable independent valuation expert of national reputation to make such determination; provided, however, that if the Parties are unable to agree upon such a valuation expert within five (5) business days of the anticipated consummation of the Alternative Proposal, each shall appoint an independent valuation expert and the two experts shall agree within ten (10) days of both experts being appointed on a third party independent valuation expert to determine any Contractual Benefit amount, if any. The independent valuation expert so selected shall be instructed to render its determination of the Contractual Benefit amount not later than 30 business days following the consummation of the Alternative Proposal. The fees and expenses of such independent valuation expert shall be borne equally by each of the Parties. The Seller shall, no more than three (3) business days after the final determination of the Contractual

Benefit Value, cause DISH to be paid the Contractual Benefit Value by wire transfer of immediately available funds to an account designated by DISH.

(c) For purposes of this Agreement, “ICO Benefit Amount” shall mean the following economic benefits received by the Seller or its affiliates (other than DBSD and its subsidiaries), directly or indirectly, in connection with the consummation of the Plan (or any amendment thereto) or Alternative Proposal (including an Alternative Plan): (i) the amount of any payment received by the Seller or any of its affiliates in immediately available funds, (ii) any equity or debt securities or derivative instruments received by the Seller or any of its affiliates, (iii) the value of any contractual arrangements, including, but not limited to, asset sale agreements, indemnification arrangements, investment agreements, transition services agreements, spectrum coordination agreements, intellectual property licenses and pledge agreements, (iv) the value of favorable pricing for services received by the Seller or its affiliates from DBSD or its affiliates, and (v) the value of any favorable pricing for services rendered by the Seller or any of its affiliates to DBSD and its affiliates.

5.10 Claims against Second and Third Payments. DISH acknowledges and agrees that in no event shall DISH nor any of its affiliates assert any claim to any portion of the Second Payment or the Third Payment in the event that DISH or its affiliates becomes a holder of Notes (as defined in the Indenture).

5.11 Pledge Agreement. If at any time following the date hereof, DISH owns in excess of 50% of the aggregate principal amount of the Notes (as defined in the Indenture) issued under the Indenture, each of DISH and the Seller shall promptly and, in any event, within three (3) business days of the acquisition of such Notes, effect the waiver of any and all applicable restrictions in the Pledge Agreement with respect to the transactions contemplated hereunder and in the Restructuring Support Agreement. DISH shall not consent to the exercise of any remedies against the Seller of any breach of the Collateral Documents.

ARTICLE VI

CALL RIGHT; ASSETS CALL RIGHT

6.1 Call Right Defined. Subject to the provisions of the Pledge Agreement being waived with respect to, or otherwise no longer being applicable to, the Capital Stock held by the Seller, from such time, if it should ever occur, until the Call Right End Date (the “Call Period”), the Seller hereby irrevocably grants to DISH the right to purchase free and clear of all Liens and encumbrances on the terms provided in this Section 6.1 (the “Call Right”) all but not less than all of the Capital Stock held by the Seller (the “Call Shares”) at the Call Price.

6.2 Call Price. The purchase price (the “Call Price”) to be paid by DISH for the Call Shares upon exercise of the Call Right will be an amount equal to $10.00. DISH may exercise its Call Right by giving written notice to the Seller of its intention to do so (the “Call Notice”), specifying the date, no later than the later of (a) ninety (90) days after the date of the Call Notice and (b) five (5) business days after the satisfaction or waiver of the conditions set forth in Section 6.3, on which the purchase of the Call Shares will be consummated (the “Call Closing Date”). The Seller shall deliver to DISH, at DISH’s principal place of business or such other location as DISH may specify in the Call Notice, the certificates representing the Call Shares owned by the Seller free and clear of all Liens and encumbrances, which certificates shall have affixed thereto stock powers in customary form (the “Stock Power”), representing the Call Shares and such transfer instruments and other documents as are reasonably requested by the Seller in order to effect the Call Right. On the Call Closing Date, and upon the receipt of certificates representing the Call Shares and the duly executed Stock Power, DISH shall, subject to Section 6.3, deliver to the Seller the Call Price for the Call Shares delivered by the Seller by wire transfer in immediately available funds no later than ten (10) days prior to the Call Closing Date to the account specified by the Seller.

6.3 Conditions to Closing of the Call Right. The obligation of DISH to purchase the Call Shares following delivery of the Call Notice is subject to the satisfaction of the following:

(a) as of the Call Closing Date, (i) no action shall be pending or threatened against DISH, any affiliate of DISH, the Seller or any affiliate of the Seller by any Governmental Entity that could result in the restraint or prohibitions of any such Person, in connection with this Agreement, the Investment Agreement or the consummation of the transactions contemplated by the Call Right, and (ii) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, statute, regulation, rule, decree, legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated by the Call Right or restricting in any material way the ability of DISH or DBSD to conduct its business after the Call Closing Date substantially as being conducted by DISH or DBSD immediately before the Call Closing Date;

(b) all necessary approvals of any Governmental Entity shall have been obtained and shall be in full force and effect, including, but not limited to FCC Approval, on terms satisfactory to DISH, except for such approvals, the failure to obtain which would not adversely affect DISH; and

(c) the representations and warranties set forth in Section 3.2 shall be true and correct in all material respects, as of the Call Closing Date.

6.4 Assets Call Right and Assets Put Right.

(a) Subject to the terms provided in Sections 6.4 through 6.9, DISH shall have the right to purchase from the Seller (the “Assets Call Right”) all but not less than all of the International Assets (other than any such International Assets which are sold by the Seller or its affiliates pursuant to the J&J Agreement, the “Put/Call Assets”) at the Assets Call Price; provided, however, that such Assets Call Right shall be exercisable only after the expiration or termination of the J&J Agreement or, in the event the purchase and sale as contemplated by the J&J Agreement is consummated with respect to less than all of the International Assets, then from the date of such consummation, but only with respect to those International Assets not so purchased and sold.

(b) Subject to the terms provided in Sections 6.4 through 6.9, the Seller shall have the right to sell to DISH, and to require DISH to purchase from the Seller (the “Assets Put Right”) all but not less than all of the Put/Call Assets at the Assets Option Price.

(c) The purchase price (the “Assets Option Price”) to be paid by DISH for the Put/Call Assets upon exercise of the Assets Call Right or Assets Put Right will be an amount equal to $10.00.

6.5 Assets Option Notice.

(a) The Seller shall provide written notice (the “Assets Option Notice”) to DISH within five (5) calendar days of the earlier of (i) consummation of the purchase and sale contemplated by the J&J Agreement and (ii) the end of the Option Term (the “Assets Option Start Date”). DISH shall provide written notice to the Seller of its future intention to exercise its Assets Call Right within ten (10) business days of receiving the Assets Option Notice (the “Assets Option Election Notice”).

(b) If DISH does not provide an Assets Option Election Notice within ten (10) business days after receipt of the Assets Option Notice, then both the Assets Call Right and Assets Put Right shall automatically terminate as of such date, without any liability or payment by or to any party arising from such termination.

(c) If DISH does provide an Assets Option Election Notice within ten (10) business days after receipt of the Assets Option Notice, then at any time after the Seller’s delivery of such Assets Option Election Notice and before December 31, 2011:

(i) DISH may exercise its Assets Call Right by giving written notice to the Seller of its intention to do so (the “Assets Call Notice”), specifying the date, no earlier than January 1, 2012, and no later than January 31, 2012, on which the purchase of the Put/Call Assets will be consummated (the “Assets Call Closing Date”). On the Assets Call Closing Date, the Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered all of its direct or indirect right, title and interest in and to the Put/Call Assets and DISH shall accept such Put/Call Assets.

(ii) The Seller may exercise its Assets Put Right by giving written notice to DISH of its intention to do so (the “Assets Put Notice”), specifying the date, no later than the later of (a) five (5) business days after satisfaction or waiver of the conditions set forth in Section 6.8 and (b) December 31, 2011, on which the purchase of the Put/Call Assets will be consummated (the “Assets Put Closing Date”). On the Assets Put Closing Date, the Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered all of its direct or indirect right, title and interest in and to the Put/Call Assets and DISH shall accept such Put/Call Assets.

(d) If (i) DISH delivers an Assets Option Election Notice and (ii) the sale and purchase of the assets contemplated by the J&J Agreement was not consummated, then DISH shall pay an amount equal to the Reimbursement for each calendar day starting from the Assets Option Start Date and ending on the earlier of (x) the Assets Call Closing Date, (y) the Assets Put Closing Date, and (y) January 31, 2012. DISH shall pay the aggregate Reimbursement for each calendar month by the end of such month, commencing in the month in which the Assets Option Start Date falls. If DISH fails to timely make any Reimbursement payment, and if such failure continues for ten (10) calendar days after written notice of such failure from the Seller, then DISH shall be in default of its Reimbursement obligations, which shall entitle the Seller as its sole remedies to (i) terminate the Assets Call Right and (ii) collect from DISH any Reimbursement amounts through January 31, 2012.

(e) If (i) DISH delivers an Assets Option Election Notice and (ii) the sale and purchase of the assets contemplated by the J&J Agreement has been consummated, then the Seller will provide DISH with monthly invoices for all costs and expenses associated with operating and maintaining the Put/Call Assets (the “O&M Costs”) starting from the Assets Option Start Date and ending on the earlier of (x) the Assets Call Closing Date, (y) the Assets Put Closing Date, and (y) January 31, 2012. DISH shall pay the invoiced O&M Costs for each calendar month within five (5) business days of receiving such invoice. If DISH fails to timely make any invoice payment, and if such failure continues for ten (10) calendar days after written notice of such failure from the Seller, then DISH shall be in default of its payment obligations, which shall entitle the Seller as its sole remedies to (i) terminate the Assets Call Right and (ii) collect from DISH any O&M Costs through January 31, 2012.

(f) The Seller covenants in favor of DISH that the Seller shall utilize the amounts paid by DISH pursuant to Sections 6.5(d) or (e) exclusively to discharge the O&M Costs. The Seller shall, on a monthly basis, provide DISH with reports and certificates confirming that the amounts paid pursuant to Sections 6.5(d) or (e) have been applied to settle only the O&M Costs (and have not been utilized for any other purpose). DISH shall be entitled to request and to receive from the Seller such evidence thereof as DISH may reasonably request from time to time.

6.6 Deliveries by the Seller. At the Assets Call Closing Date or the Assets Put Closing Date, the Seller shall deliver or cause to be delivered the following to DISH:

(a) A duly executed bill of sale substantially in the form of Exhibit A to this Agreement (the “Bill of Sale”).

(b) All consents obtained as contemplated by Section 5.4(a)(i) with respect to the Put/Call Assets.

(c) Such other and further instruments of conveyance, assignment and transfer as DISH may reasonably request for the effective conveyance and transfer of any of the Put/Call Assets.

6.7 Deliveries by DISH. At the Assets Call Closing Date or the Assets Put Closing Date, DISH shall deliver the following to the Seller.

(a) The Assets Put/Call Price.

(b) All consents obtained as contemplated by Section 5.4(a)(i) with respect to such Put/Call Assets.

(c) The certificates contemplated by Sections 8.2 and 8.4, with respect to such Put/Call Assets.

6.8 Conditions to Closing of the Assets Call Right. The obligation of DISH to purchase the Put/Call Assets is subject to the satisfaction of the following:

(a) To the extent required by applicable Law, each of the Parties and any other person required in connection with the transactions contemplated in Sections 6.4 and 6.5 with respect to such Put/Call Assets to file all necessary filings with any Governmental Entity outside the U.S. shall have made such filings and such Governmental Entities outside the U.S. shall have approved or cleared such filing and all such approvals or clearances shall have been received.

(b) No statute, rule, regulation, executive order, decree, ruling or injunction (temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions in Sections 6.4 and 6.5 with respect to such Put/Call Assets or has the effect of making the acquisition of such Put/Call Assets by DISH or any of its affiliates illegal.

(c) The representations or warranties of the Seller set forth in Section 3.5 shall be true and correct in all material respects with respect to such Put/Call Assets.

(d) Receipt of the requisite approval of the transaction contemplated by Section 6.4 with respect to such Put/Call Assets by the United Kingdom’s Office of Communications on terms and conditions satisfactory to DISH.

(e) The Seller shall have performed and complied in all material respects, with respect to such Put/Call Assets, with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Assets Call Closing Date or Assets Put Closing Date, as applicable.

(f) The Seller shall have furnished a certificate of an executive officer of the Seller to evidence compliance with the conditions set forth in Sections 6.8(d) and (e) of this Agreement.

6.9 Certificates. Each of the Parties hereto will furnish to the other Party such certificates of such Party’s officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VI as the other Party may reasonably request.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement and the covenants and agreements of DISH and the Seller contained herein shall survive the Closing.

7.2 Indemnification by the Seller. From and after the Implementation Date and subject to the terms and conditions of this Article VII, the Seller agrees to defend, indemnify and hold harmless DISH and its affiliates, and, if applicable, their respective directors, officers, employees, successors and assigns (the “DISH Indemnified Parties”) from and against any and all obligations, claims, costs, expenses, losses, damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ and consultant fees and expenses), whether or not resulting from any third party claim) (this excludes punitive, consequential or special damages, except to the extent awarded to a third party pursuant to a final non-appealable judgment) (collectively, “Losses” and individually, a “Loss”) arising or resulting from any breach by the Seller of any of its representations, warranties, covenants or agreements in this Agreement.

7.3 Indemnification by DISH. From and after the Implementation Date and subject to the terms and conditions of this Article VII, DISH agrees to defend, indemnify and hold harmless the Seller and its affiliates, and, if applicable, their respective directors, officers, employees, successors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses arising or resulting from (a) any breach by DISH of any of its representations, warranties, covenants or agreements in this Agreement, (b) all claims against the Seller by Sprint in the E.D.Va. Litigation and all other claims arising out of or based on the facts underlying the claims asserted in the E.D.Va. Litigation including, but not limited to all claims or causes of action relating to (i) any and all cost incurred or to be incurred by Sprint in connection with the relocation of broadcast auxiliary service licensees from the 1990-2025 MHz spectrum band, and (ii) the FCC’s Fifth Report and Order, Eleventh Report and Order, Sixth Report and Order, and Declaratory Ruling, FCC No. 10-179, released September 29, 2010, 75 Fed. Reg. 67,227 (Nov. 2, 2010), 25 FCC Rcd 13874 (the “BAS Rulemaking”), and under any amendments to or modifications of the BAS Rulemaking, including any and all claims and causes of action in connection with or arising or resulting from or upon any assignment or transfer of spectrum licenses (collectively, the “Sprint Claims” and such indemnification, the “Sprint Indemnification”), or (c) any successful claim made by the holder of any Note (as defined in the Indenture) in which any portion of the Purchase Price is paid to a holder of Notes and such payment offsets any payment obligations to such holder under the Collateral Documents.

7.4 Notice of Claims. If any of the Persons to be indemnified under this Article VII (the “Indemnified Party”) has suffered or incurred any Losses, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing describing the event giving rise to such Losses, the basis upon which indemnity is being sought, the amount or estimated amount of the Losses, if known or reasonably capable of estimation, and the method of computation of such Losses, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Losses shall have occurred. If any action at Law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any liability as a Loss under this Article VII, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender to the Indemnifying Party the defense of such action or suit. A failure by the Indemnified Party to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 7.4 shall not limit the obligation of the Indemnifying Party under this Article VII, except (i) to the extent the rights of such Indemnifying Party is actually prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 7.1. In the event that the Indemnified Party commences an Action in order to recover Losses hereunder, upon final determination of a court of competent jurisdiction with respect thereto, the non prevailing party in such Action shall reimburse the prevailing party’s reasonable costs and expenses (including reasonable attorney’s fees) incurred in connection with such Action.

7.5 Third Party Claims

(a) The Indemnifying Party under this Article VII shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action, suit or proceeding (a “Third Party Claim”), and the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves (i) only the payment of money, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party and (iii) includes as a term thereof the release of the Indemnified Party from all liability with respect to such Third Party Claim. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which shall not be unreasonably withheld). The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne by the Indemnified Party; provided, further, that such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, the reasonable fees and expenses of such separate counsel to be borne by the Indemnifying Party if, but only if, there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnified Party shall control and conduct (at the Indemnifying Party’s expense) the Third Party Claim and the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The Parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder, and (iii) providing such other information, documentation and assistance as may be reasonably requested by the Indemnifying Party.

(c) The Indemnified Party shall have the right to request that the Indemnifying Party seek to dismiss the Indemnified Party for any Third Party Claims and the Indemnifying Party shall use its commercially reasonable effort to cause such dismissal.

(d) In the event that an Indemnifying Party makes any payment in respect of Section 7.3(c), the Seller shall cause DISH to be subrogated to all of the Seller’s right, title and interest arising in respect thereof, including any right, title or interest in any Notes or under the Collateral Documents or any payments in respect thereof under the Plan.

7.6 Mitigation of Losses. The Parties shall have a duty to mitigate any Losses to the extent required by applicable Law.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each Party to effect the transactions contemplated by Sections 2.1 and 2.2, shall be subject to the fulfillment, at or prior to the Implementation Date, of the condition that no statute, rule, regulation, executive order, decree, ruling or injunction (temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby or has the effect of making the acquisition of the International Assets or the Priority Rights by DISH or any of its affiliates illegal.

8.2 Conditions to the Obligations of the Seller to Effect the Transactions Contemplated Hereby. The obligations of the Seller to effect the transactions contemplated by Sections 2.1 and 2.2, shall be further subject to the fulfillment at or prior to the Implementation Date of the following conditions, any one or more of which may be waived by the Seller in writing:

(a) The representations or warranties of DISH set forth in the Agreement shall be true and correct in all material respects.

(b) DISH shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Implementation Date.

(c) Unless the Implementation Date shall be the date hereof, DISH shall have furnished a certificate of an executive officer of DISH to evidence compliance with the conditions set forth in Sections 8.2(a) and (b) of this Agreement.

8.3 Conditions to the Obligations of DISH to Effect the Transactions Contemplated Hereby. The obligations of DISH to effect the transactions contemplated hereby, other than the transactions contemplated by Sections 2.1 and 2.2, shall be further subject to the fulfillment at or prior to the Implementation Date of the following conditions, any one or more of which may be waived by DISH in writing:

(a) The representations or warranties of the Seller set forth in the Agreement shall be true and correct in all material respects.

(b) The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed and complied with by it on or prior to the Implementation Date.

(c) Unless the Implementation Date shall be the date hereof, the Seller shall have furnished a certificate of an executive officer of the Seller to evidence compliance with the conditions set forth in Sections 8.3(a) and (b) of this Agreement.

(d) The Investment Agreement Approval Order shall have been entered by the Bankruptcy Court.

8.4 Certificates. Unless the Implementation Date shall be the date hereof, each of the Parties hereto will furnish to the other Party such certificates of such Party’s officers or others and such other documents to evidence fulfillment of the conditions set forth in this Article VIII as the other Party may reasonably request.

ARTICLE IX

CERTAIN TAX MATTERS

9.1 Purchase Price Allocation. The Parties shall endeavor in good faith, as soon as is reasonably practicable, to allocate the Purchase Price (and any other consideration provided by DISH pursuant to this Agreement as determined for federal income tax purposes) among the ICO Claims, the Priority Rights, the Assets Call Right, the Restructuring Support Agreement, the License Agreement, the Transition Services Agreement, the Tax Matters Agreement and the Call Right (and any other assets acquired by DISH pursuant to this Agreement as determined for federal income Tax purposes) (collectively, the “Acquired Assets”) based on the fair market value of the respective Acquired Assets (such allocation, as agreed upon by the Parties, the “Purchase Price Allocation”). The Parties shall revise the Purchase Price Allocation from time to time as mutually agreed to take into account any Purchase Price adjustment (including without limitation, any indemnification payment made pursuant to Article VII). Except as required by applicable Law, each Party shall (i) be bound by the Purchase Price Allocation, as revised from time to time, for purposes of determining any Taxes, (ii) prepare and file, and cause its affiliates to prepare and file, its Tax Returns (including, without limitation, Internal Revenue Service Form 8594 and any comparable form under state, local or foreign Tax Law) on a basis consistent with the Purchase Price Allocation, and (iii) take no position, and cause its affiliates to take no position, inconsistent with the Purchase Price Allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. Each Party agrees to notify the other Party in the event that any Governmental Entity takes or proposes to take a position for Tax purposes that is inconsistent with the Purchase Price Allocation, as revised from time to time.

9.2 Transfer Taxes and Costs. All transfer, sales, use, value added, stamp, recording, registration, excise, or other similar Taxes and any related fees (including all real estate, patent and trademark transfer taxes and recording and notarial fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne one-half by the Seller and one-half by DISH. Except as required by applicable Law, DISH shall prepare, execute and file all applicable Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of any such Tax Laws with reasonable assistance from the Seller’s employees, at no additional expense to DISH and, to the extent required by applicable Law, the Seller shall execute or join in the execution of any such Tax Returns or other documentation. DISH shall provide to the Seller, and the Seller shall provide to DISH, all exemption certificates or resale certificates with respect to the Transfer Taxes that may be provided for under applicable Law. Such certificates shall be in the form, and shall be signed by the proper party, as provided under applicable Law.

9.3 Pre-Closing Taxes. The Seller shall be liable for all Taxes relating to or arising out of (i) the ICO Claims imposed with respect to any taxable period (or portion thereof) ending on or before the Implementation Date, (ii) the Priority Rights imposed with respect to any taxable period (or portion thereof) ending on or before the Closing Date, and (iii) the International Assets imposed with respect to any taxable period (or portion thereof) ending on or before the Assets Call Closing Date.

9.4 Prorations. All Taxes other than Transfer Taxes or Taxes based upon or related to income or receipts, including but not limited to, all personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the International Assets for a taxable period which includes (but does not end on) the Assets Call Closing Date, shall be apportioned between the Seller and DISH as of the Assets Call Closing Date based on the number of days in such taxable period prior to the Assets Call Closing Date (the “Pre-Closing Period”) and the number of days in such taxable period following the Assets Call Closing Date (the “Post-Closing Period”). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Period. Within ninety (90) days after the Assets Call Closing Date, the Seller and DISH shall present a reimbursement to which each is entitled under this Section 9.4 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. Thereafter, the Seller shall notify DISH upon receipt of any bill for personal property Taxes relating to the International Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to DISH who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Period, the Seller shall also remit, prior to the due date of assessment, to DISH payment for the proportionate amount of such bill that is attributable to the Pre-Closing Period. In the event that either the Seller or DISH shall thereafter make a payment for which it is entitled to reimbursement under this Section 9.4, the other Party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting

Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 9.4 and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

9.5 Cooperation on Tax Matters. DISH and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, and shall retain and (upon the other Party’s request) furnish or cause to be furnished to the other Party, as promptly as practicable, such information and assistance relating to the ICO Claims, the Priority Rights and the International Assets as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters. Such cooperation shall also include making employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE X

TERMINATION AND ABANDONMENT

10.1 Termination. This Agreement may be terminated at any time:

(a) by mutual consent of the Parties;

(b) by either Party if the Investment Agreement Approval Order has not been entered by the Bankruptcy Court on or prior to March 25, 2011, unless prior to such date DISH has waived in writing the condition contained in Section 8.3(d) and the Implementation Date has occurred;

(c) by either Party upon material breach by the other Party of any of their respective representations, warranties, covenants or agreements made herein which (A) would give rise to a failure of a condition to the terminating Party’s obligation hereunder, and (B) cannot be cured by the breaching Party prior to the Implementation Date; provided, that the terminating Party shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder and such breach would give rise to the failure of a condition to the obligation of the other Party; or

(d) by either Party prior to the Implementation Date (i) if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated by this Agreement on the terms contemplated hereby; or (ii) if an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(d)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 5.4; provided, further, that a Party shall not have a right to terminate this Agreement pursuant to this Section 10.1(d) if such Party has breached in any material respect any of its obligations under this Agreement in any manner that has been a principal cause of or resulted in the failure to consummate the transactions contemplated hereby.

10.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the Parties pursuant to Section 10.1, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the Parties hereto. If this Agreement is terminated as provided herein:

(a) upon request therefor, each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same;

(b) each Party hereto will use its best efforts to prevent disclosure to third parties of all information received by either Party with respect to the business of the other Party or its affiliates (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Entity except (i) as may be required by Law; and (ii) as is permitted by this Agreement; and

(c) neither Party hereto shall have any liability or further obligation to the other Party to this Agreement pursuant to this Agreement, and the transfer contemplated by Section 2.1(a) hereof shall be deemed to be null and void.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Amendment and Modification. Subject to applicable Law, and unless otherwise expressly set forth herein, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and DISH at any time prior to the Closing Date with respect to any of the terms contained herein.

11.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.

11.3 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to DISH,

9601 South Meridian Boulevard

Englewood, Colorado 80112

Attention: General Counsel

Facsimile:(303) 723-1699

with a copy to:

Skadden Arps Slate Meagher & Flom LLP

4 Times Square

New York, New York 10036-6522

Attention: Jay M. Goffman, Esq.

J. Eric Ivester, Esq.

Howard L. Ellin, Esq.

Sean C. Doyle, Esq.

Facsimile: (212) 735-2000

(ii)	if to the Seller,

ICO Global Communications (Holdings) Limited

2300 Carillon Point

Kirkland, Washington 98033

Attention: General Counsel

Telephone: (425) 828-8404

Facsimile:(425) 828-8061

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California, 94105

Attention: Robert Townsend

Telephone: (415) 268-7080

Facsimile:(415) 268-7522

11.4 Assignment. This Agreement and the rights and obligations hereunder will not be assignable or transferable by any party without the prior written Consent of the other Party hereto. Notwithstanding the foregoing, (a) DISH may assign any portion or all of its rights hereunder to one or more of its affiliates without the prior written consent of the Seller and (b) DISH may assign any portion or all of its rights hereunder by way of security; provided, however, that such assignment shall not relieve DISH of any of its obligations hereunder. Any attempted assignment in violation of this Section 11.4 will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.5 Parent and Designated Affiliates and Subsidiaries. Anything in this Agreement to the contrary notwithstanding, the Seller agrees that DISH may cause its subsidiaries designated by DISH to carry out all or part of the transactions contemplated by this Agreement or own or take possession of any International Assets at the discretion of DISH or its parent without further approval of the Seller; provided, however, that no such designation shall affect or diminish the liability of DISH under this Agreement.

11.6 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

11.7 Consent to Jurisdiction. Each Party hereto (i) consents to submit itself to the exclusive jurisdiction and venue of any state court or any Federal court located in the City of New York, Borough of Manhattan, in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby other than in any state court or any Federal court sitting in the City of New York, Borough of Manhattan. Each of the Parties to this Agreement irrevocably consents to service of process in the manner provided for delivering notices in Section 11.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law. Each Party further agrees that service of any process, summons, notice or document to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.7.

11.8 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited, to matters of validity, construction, effect, performance and remedies.

11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. As used in this Agreement: (i) the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term “subsidiary” when used in reference to any other person shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person; (iii) the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; provided that for purposes of this Agreement, the term “affiliate” shall not include any of the Debtors; and (iv) the term “business day” means each day which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Unless a contrary intent is apparent, any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

11.11 Entire Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

11.12 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

11.13 Specific Performance. The Parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller, on the one hand, or DISH, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller, on the one hand, and DISH, on the other hand, shall, in addition to any other remedies which may be available to them, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in all cases without any requirement to post any bond in connection therewith. The Seller, on the one hand, and DISH, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Seller, on the one hand, or DISH, on the other hand.

11.14 Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.14.

11.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument in connection herewith or therewith or otherwise, the Parties each acknowledge and agree that it has no right of recovery against, and no personal liability shall attach to, the former, current or future directors, officers, employees, agents, advisors, attorneys, representatives, affiliates, general or limited partners, securityholders, members, managers, trustees or controlling persons of the other Party (or any of their successors or assigns) or any affiliate thereof or any former, current or future director, officer, employee, agent, advisor, attorney, representative, affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of any of the foregoing (or any of their successors or assigns) or any affiliate thereof (collectively, the “Releasees”), through the other Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the other Party against the Releasees by or through this Agreement, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

IN WITNESS WHEREOF, the Seller and DISH have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

DISH NETWORK CORPORATION

By:	/s/ Robert Rehg
Name: Robert Rehg
Title: SVP

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By:	/s/ Benjamin Wolff
Name: Benjamin Wolff
Title President and Chief Executive Officer

[Signature Page to the Implementation Agreement]

Exhibit A

Bill of Sale

EXECUTION VERSION

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”), made, executed and delivered on [                    ] by ICO Global Communications, a Delaware corporation (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and DISH Network Corporation (“Buyer”) are parties to the Implementation Agreement, dated as of March 15, 2011 (the “Agreement”), providing the Buyer, among other things, an option to acquire all but no less than all of the Seller’s International Assets;

WHEREAS, Buyer and Seller now desire to carry out the intent and purpose of the Agreement by Seller’s execution and delivery to Buyer of this Bill of Sale evidencing the sale, transfer, conveyance, assignment and delivery to Buyer of all but no less than all of the International Assets as described in Schedule 1 attached hereto (the “Transferred Assets”); and

WHEREAS, it is the parties’ intention to reflect the entirety of the sale, transfer, conveyance, assignment and delivery of the Transferred Assets by the execution of this Bill of Sale.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein and in the Agreement and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Seller does hereby irrevocably and unconditionally, effective as of the Assets Call Closing Date or Asset Put Closing Date, as applicable (the “Transfer Date”), corresponding to this Bill of Sale, convey, sell, transfer, grant, assign and deliver unto Buyer and its successors and assigns, forever, all of Seller’s right, title and interest in, to and under the Transferred Assets, subject to the terms and conditions of the Agreement.

TO HAVE AND TO HOLD the Transferred Assets, unto Buyer, its successors and assigns, FOREVER. From and after the Transfer Date, Seller shall have no right, title or interest in or to the Transferred Assets.

Seller hereby constitutes and appoints Buyer as its true and lawful attorney in fact in connection with the transactions contemplated by this Bill of Sale, with full power of substitution, in the name and stead of Seller but on behalf of and for the benefit of Buyer, to demand and receive the Transferred Assets hereby conveyed, assigned and transferred, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Seller or otherwise, for the benefit of Buyer, proceedings at law, in equity or otherwise, which Buyer reasonably deems proper in order to collect or reduce to possession or endorse any of the Transferred Assets, and to do all acts and things in relation to the Transferred Assets which Buyer reasonably deems desirable. Subject to the foregoing, from time to time, at Buyer’s request and without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as reasonably necessary in order to more effectively transfer, convey and assign to Buyer, and to confirm or perfect the title of Buyer to the Transferred Assets and to assist Buyer in exercising and protecting all rights with respect thereto.

In the event that any provision of this Bill of Sale is constructed to conflict with a provision in the Agreement, the provision in the Agreement shall be deemed to be controlling.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws principles that would mandate the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of Seller on the date first above written.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By
Name:
Title:

[Signature Page to Bill of Sale]

Exhibit B

License Agreement

EXECUTION VERSION

AMENDED AND RESTATED LICENSE AND SPECTRUM COORDINATION AGREEMENT

This Amended and Restated License and Spectrum Coordination Agreement (“Agreement”) is entered into as of __________, 2011 (“Execution Date”) by and between ICO Global Communications (Operations) Limited, a Cayman Islands company, with offices at 2300 Carillon Point, Kirkland, WA 98033 U.S.A. (“Licensee”), and DBSD Services Limited (f/k/a ICO Services Limited), a corporation formed under the laws of England and Wales, with offices at 269 Argyll Avenue, Slough Trading Estate, Slough, Berkshire SL1 4HE, Great Britain (“Licensor”). The parties hereto are sometimes collectively referred to as the “Parties” and individually referred to as a “Party.”

RECITALS

WHEREAS, Licensee and Licensor entered into that certain License Agreement dated as of August 3, 2005 (“Original License Agreement”);

WHEREAS, Licensor officially changed its name to “DBSD Services Limited” effective May 14, 2009;

WHEREAS, DBSD North America Inc. (“DBSD”) and 3421554 Canada Inc., DBSD Satellite Management, LLC, DBSD Satellite North America Limited, DBSD Satellite Services G.P., DBSD Satellite Services Limited, DBSD Services Limited, New DBSD Satellite Services G.P., and SSG UK Limited (collectively, the “Debtors”) have commenced voluntary cases under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York, jointly administered under Case No. 09-13061 (the “Chapter 11 Cases”);

WHEREAS, DISH Network Corporation (“DISH“) and DBSD entered into an Amended and Restated Investment Agreement dated as of February 24, 2011 (the “Investment Agreement”), between DBSD and DISH, amending and restating the Investment Agreement dated as of February 1, 2011, between DBSD and DISH on the terms and conditions set forth in the term sheet for a plan of reorganization for the Debtors (the “Plan Term Sheet”) attached to the Investment Agreement as an exhibit;

WHEREAS, DBSD and DISH intend to consummate the restructuring on the terms and conditions set forth in the Investment Agreement and in the Plan Term Sheet through, among other things, a chapter 11 plan of reorganization in form and substance consistent in all material respects with the Plan Term Sheet to the Investment Agreement and which otherwise shall be in form and substance reasonably satisfactory to DISH (the “Plan”) which will be filed in the Chapter 11 Cases, along with a disclosure statement describing the Plan in form and substance not inconsistent with the Plan Term Sheet or the Investment Agreement; and

WHEREAS, in connection with the Plan, Licensee and Licensor now desire to update the Original License Agreement to reflect Licensor’s name change and to include some additional terms, and therefore desire to amend and restate the Original License Agreement in its entirety.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under control with”) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person (whether or not another Person has similar rights upon the occurrence of specified events). For purposes of this Agreement, no Debtors shall be considered Affiliates of Licensee.

1.2 “DBSD Territory” means the United States, Canada, and Puerto Rico, and the ‘spill over’ areas including the adjacent coastal waters, into the Atlantic and Pacific Oceans, Mexico and the Caribbean.

1.3 “Effective Date of the Agreement” is defined in Section 7.1 of this Agreement.

1.4 “Enabled Satellite” means any satellite that was owned by Licensee or any of its Subsidiaries on the Effective Date of the Agreement and (a) continues to be owned by Licensee or any of its Subsidiaries, or (b) has subsequently been transferred to a Licensee Transferee.

1.5 “GEO Satellite” is defined in Section 8.1 of this Agreement.

1.6 “ITU” means the International Telecommunication Union.

1.7 “License” is defined in Section 2 of this Agreement.

1.8 “Licensed Patent” means (a) all patents and pending patent applications assigned to Licensor as of the effective date of the Original License Agreement that are related to communications, including the list of patents and patent applications in Schedule A to the Original License Agreement, and (b) all patent applications (and patents issuing thereon) assigned to Licensor and entitled to the priority date of the patents and patent applications described in (a), including the list of patents and patent applications in Schedule A to this Agreement.

1.9 “Licensed Product” means any product, system, combination, or other article which is, or the use of which is, covered by one or more Licensed Patents.

2

1.10 “Licensed Process” means any process covered by one or more Licensed Patents.

1.11 “Licensee’s Business” means, from and after the Effective Date of this Agreement, (a) the business of Licensee and its Subsidiaries as such business may be conducted by Licensee or its Subsidiaries from time to time and (b) a Licensee Transferee’s operation or deployment of an Enabled Satellite (i.e., no aspect of the business of any Licensee Transferee is licensed hereunder except the operation and deployment of an Enabled Satellite). “Licensee’s Business” shall never include offering or granting a license or a sublicense to the Licensed Patents to any person or entity (except for a transfer of this Agreement in whole or in part to a Licensee Transferee as expressly set forth in Section 8.4(c) (Assignment) below).

1.12 “Licensee Transferee” is defined in Section 8.4(c) of this Agreement.

1.13 “Licensor Transferee” is defined in Section 8.4(b) of this Agreement.

1.14 “Ofcom” is defined in Section 5.1(a) of this Agreement.

1.15 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

1.16 “Priority Rights” means any and all rights for the operation of satellites in certain frequency bands that Licensee holds, directly or indirectly, as a result of filings made on behalf of Licensee or any of its Affiliates or their respective predecessors in interest with the ITU and/or as a result of any licenses issued to Licensee or any of its Affiliates by any governmental administration, including without limitation the United Kingdom.

1.17 “Subsidiary” means any corporation, company, or other entity more than fifty percent (50%) of whose outstanding shares or stock entitled to vote for the election of directors (other than any shares or stock whose voting rights are subject to restriction) is owned or controlled by either Party hereto, directly or indirectly, now or hereafter but only so long as such Subsidiary is owned or controlled by a Party hereto. Any entity shall be deemed to be a Subsidiary under this Agreement at any time the requisite conditions of being a Subsidiary are met. Licensee’s Subsidiaries shall not include any of the Debtors or the Debtors’ Subsidiaries.

1.18 “Systems” is defined in Section 8.1 of this Agreement.

2. LICENSE GRANTS. Subject to the terms of this Agreement, Licensor grants to Licensee and its Subsidiaries a nontransferable (except for a transfer of this Agreement in whole or in part to a Licensee Transferee as expressly set forth in Section 8.4(c) (Assignment) below), non-sublicensable, nonexclusive, royalty-free, fully paid-up right and license under the Licensed Patents, to practice the Licensed Patents in the Geographic Territory (defined below) in connection with Licensed Products, Licensed Processes, and Enabled Satellites, in the course of Licensee’s Business (the “License”). The “Geographic Territory” shall include all parts of the world other than the United States, Puerto Rico, the U.S. Virgin Islands, and Canada. The foregoing License shall include immunity for customers of Licensee or its Subsidiaries with respect to their use of Licensed Products, Licensed Processes, and Enabled Satellites in the

3

Geographic Territory. For avoidance of doubt: (i) it shall be a material breach of this agreement for Licensee or any of its Subsidiaries or any Licensee Transferee to practice the Licensed Patents in the United States, Puerto Rico, the U.S. Virgin Islands, or Canada and (ii) Licensee and its Subsidiaries have no right to offer or grant a license or a sublicense to the Licensed Patents to any person or entity (except for a transfer of this Agreement in whole or in part to a Licensee Transferee as expressly set forth in Section 8.4(c) (Assignment) below).

3. OWNERSHIP. Licensor shall retain ownership of all right, title and interest in and to the Licensed Patents, subject to the license rights granted herein. Except for the non-exclusive licenses in and to the Licensed Patents expressly granted in this Agreement, no other rights in Licensed Patents are granted to Licensee under this Agreement. Nothing in this Agreement shall affect Licensor’s rights to transfer its ownership in any or all of the Licensed Patents subject to the terms of this Agreement; for purposes of clarity, Licensor may transfer its ownership in any or all of the Licensed Patents without consent of Licensee, any Subsidiary of Licensee, or any Licensee Transferee.

4. NO ADDITIONAL FEES AND PAYMENTS. The rights and licenses granted under this Agreement are royalty-free and fully paid-up and there shall be no fees or payments due either Party under this Agreement. All costs and expenses relating to the obligations of either Party shall be borne by the Party incurring such expenses.

5. REPRESENTATION AND WARRANTY; DISCLAIMER.

5.1 Licensee hereby represents and warrants that:

(a)	The conveyance by Licensee of Priority Rights pursuant to this agreement for the operation of satellites and/or ancillary terrestrial component systems in the DBSD Territory, and the granting of covenants regarding interference with such operations, as contemplated in Section 8.1, will not conflict with or result in any breach of any agreement to which Licensee is a party or by which Licensee is bound (including without limitation all agreements with Jay and Jayendra (Pty) Ltd.).

(b)	Neither Licensee nor any of its Subsidiaries owns, or has the right to grant a license or sublicense to, any patents or pending patent applications that are used in or necessary for the business of Licensor and its Subsidiaries as such business may be conducted by Licensor or its Subsidiaries as of or following the Effective Date.

5.2 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1, NEITHER PARTY MAKES ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NONINFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSEE ACKNOWLEDGES AND AGREES

4

THAT THE LICENSE GRANTED IN THIS AGREEMENT AND THE LICENSED PATENTS ARE PROVIDED “AS IS.”

6. LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER OR NOT SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED.

7. TERM AND TERMINATION.

7.1 TERM. The term of this Agreement shall commence on the “Effective Date” of the Plan, as such date is defined and established pursuant to the terms of the Plan (“Effective Date of the Agreement”) and shall continue in full force and effect, subject only to termination as expressly set forth in Section 7.2, until: (a) all Licensed Patents and any other proprietary and legal rights in or to the Licensed Patents have expired or ended, and (b) the Priority Rights have expired or been terminated by the International Telecommunication Union. Notwithstanding the foregoing and unless earlier terminated as expressly set forth in Section 7.2, the License shall terminate on the date on which all Licensed Patents and any other proprietary and legal rights in or to the Licensed Patents have expired or ended.

7.2 TERMINATION. Licensor may terminate, at its option, any or all of Licensee’s rights, any or all of the rights of any Licensee Subsidiary, or any or all of the rights of any Licensee Transferee hereunder upon written notice to the Licensee, such Licensee Subsidiary, or such Licensee Transferee, as applicable, at any time upon or after:

(a)	the filing by Licensee, such Licensee Subsidiary, or such Licensee Transferee of a petition in bankruptcy or insolvency;

(b)	any adjudication that Licensee, such Licensee Subsidiary, or such Licensee Transferee is bankrupt or insolvent;

(c)	the filing by Licensee, such Licensee Subsidiary, or such Licensee Transferee of any petition or answer seeking reorganization, readjustment, or arrangement of its business under any law relating to bankruptcy or insolvency;

(d)	the appointment of a receiver for all or substantially all of Licensee’s, such Licensee Subsidiary’s, or such Licensee Transferee’s property;

(e)	the making by Licensee, such Licensee Subsidiary, or such Licensee Transferee of any assignment for the benefit of creditors;

(f)	the institution of any proceedings for the liquidation or winding up of Licensee’s, such Licensee Subsidiary’s, or such Licensee Transferee’s business or for the termination of its corporate charter;

5

(g)	Licensee, such Licensee Subsidiary, or such Licensee Transferee commits a material breach of this Agreement (including but not limited to a breach of its obligations under Section 8.1 of this Agreement, or practicing the Licensed Patents in the United States, Puerto Rico, the U.S. Virgin Islands or Canada) and does not correct such breach within thirty (30) days after receiving written notice from Licensor complaining thereof.

For the avoidance of doubt, the termination by Licensor pursuant to this Section 7.2 of any or all of the rights of Licensee, any Licensee Subsidiary, or any Licensee Transferee hereunder shall not operate to terminate the rights of any other Person granted rights hereunder in the absence of the applicability of one or more of the foregoing clauses (a) through (g) to such other Person.

7.3 Survival. The following Sections shall survive termination or expiration of this Agreement: Section 1 (Definitions), Section 3 (Ownership), Section 5 (Disclaimer of Warranties), Section 6 (Limitation of Liability), and Section 8 (Miscellaneous). Any termination of Licensee’s rights hereunder pursuant to Section 7.2 shall not affect the rights of any Licensee Transferee which became a Licensee Transferee prior to such termination in accordance herewith.

8. MISCELLANEOUS.

8.1 Spectrum Coordination. In connection with the operation of the Enabled Satellites by Licensee, any Licensee Subsidiary and any Licensee Transferee, and operation of the Licensor’s geostationary-orbit satellite (the “GEO Satellite” and together with the Enabled Satellites and any ancillary terrestrial component thereto, the “Systems”) by Licensor and any Licensor Transferee, from and after the Effective Date of the Agreement, the Parties agree as follows:

(a)	Licensee will accept, and bind any successor(s)-in-interest to any Priority Rights to accept, any and all interference in the DBSD Territory from any System, satellite system and/or ancillary terrestrial component system operated by Licensor or any Licensor Transferee for service in the DBSD Territory, now or in the future, notwithstanding any Priority Rights.

(b)	To the fullest extent allowed by the option agreement between Licensee and Jay & Jayendra (Pty) Ltd, dated February 9, 2011, with respect to operations of Licensee or its successors-in-interest in territories outside the DBSD Territory, and without any limitation to Licensee’s obligations with respect to operations of Licensee or its successors-in-interest in the DBSD Territory: Licensee will not cause, and will bind any successor(s)-in-interest to any Priority Rights to not cause, any harmful interference into any System, satellite system and/or ancillary terrestrial component system operated by DBSD or any Licensor Transferee for service in the DBSD Territory, including without limitation into any mobile High Definition video carriers, now or in the future, notwithstanding any Priority Rights.

6

(c)	“Harmful interference” into a communications link, including without limitation into a mobile High Definition video carrier, means interference that degrades the Carrier-to-Interference ratio of that link by 6% or more or interference that reduces the availability of that link by 0.1% or more.

(d)	Licensee shall not assert, and will bind any successor(s)-in-interest not to assert, any Priority Rights against Licensor concerning interference into the DBSD Territory.

(e)	For purposes of clarity, Jay and Jayenda (Pty) Ltd. and its Affiliates are considered Licensee’s successors-in-interest under this provision.

(f)	The agreements and commitments contained in this Section 8.1 shall be binding on (i) Licensee, any Licensee Subsidiaries and any Licensee Transferees, irrespective of the manner by which Licensee’s Business and/or the Enabled Satellites operating on Licensee’s System are transferred to such Licensee Subsidiaries or Licensee Transferees, and (ii) Licensor and any Licensor Transferees, irrespective of the manner by which Licensor’s business and/or the GEO Satellite operating on Licensor’s System are transferred to such Licensor Transferees.

(g)	The Parties shall work together in good faith, following the Effective Date of the Agreement, to jointly formulate a more detailed operational agreement consistent with the terms of this Section 8.1 and to deliver such coordination agreement not later than one (1) year after the Effective Date of the Agreement, and provided that this Section 8.1 shall remain in full force and effect until such operational agreement is effective, or if such operational agreement is not reached or does not become effective.

8.2 Governing Law. This Agreement shall be governed by the laws of the State of New York without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

8.3 Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the Parties and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. For the avoidance of doubt, the terms and conditions of the Original License Agreement shall be and remain in full force and effect from the Execution Date thereof until the Effective Date of the Agreement. As of the Effective Date of the Agreement, this Agreement shall supersede and replace in its entirety the Original License Agreement, and the Original License Agreement shall terminate. This Agreement may be modified or amended only by a written instrument executed by the Parties.

8.4 Assignment. Neither Party may assign any of its rights or subcontract or otherwise delegate any of its duties under this Agreement to any third party without the prior written consent of the other Party, which may be given or withheld in the other Party’s sole discretion. Notwithstanding the foregoing:

7

(a)	Nothing in this Agreement shall affect Licensor’s rights to transfer its ownership in any or all of the Licensed Patents subject to the terms of this Agreement; for purposes of clarity, Licensor may transfer its ownership in any or all of the Licensed Patents without consent of Licensee, any Subsidiary of Licensee or any Licensee Transferee.

(b)	Licensor may, without the consent of Licensee, assign its rights and delegate its duties under this Agreement in connection with a merger, consolidation, change of control, lease or sale of all or substantially all of its assets including its GEO Satellite (any Person assigned the Licensor’s rights under this Agreement is a “Licensor Transferee”); provided that:

(i)	The Licensor Transferee agrees to be bound by the terms and conditions of this Agreement;

(ii)	The Licensor Transferee agrees to assume and perform the Licensor’s duties under this Agreement in connection with the GEO Satellite its acquires; and

(iii)	Any Licensor Transferee may further assign its rights under this Agreement only in accordance with this Section 8.4(b).

(c)	Licensee may, without the consent of Licensor, assign this Agreement: (x) in whole, in connection with a merger, consolidation, change of control or sale of all Enabled Satellites to the Person that results from such merger or consolidation or acquires control of the Licensee or possession of all Enabled Satellites or (y) in part, in connection with a sale of less than all Enabled Satellites to the Person that acquires possession of the applicable Enabled Satellites (in each case, a “Licensee Transferee”); provided, that:

(i)	The Licensee Transferee agrees to be bound by the terms and conditions of this Agreement and delivers a signed copy of this agreement to the Licensor (in the case of a sale of less than all Enabled Satellites, such copy to expressly apply only to the Enabled Satellite(s) being acquired);

(ii)	In the case of a sale of less than all Enabled Satellites, the Licensee Transferee shall receive only an assignment-in-part of the portion of this Agreement that relates to the Enabled Satellite(s) it acquires;

(iii)	The Licensee Transferee agrees to assume and perform the Licensee’s duties under this Agreement in connection with the Enabled Satellite(s) it acquires;

(iv)	The rights and License assigned to any Licensee Transferee shall only extend to the Enabled Satellite(s) it acquires (and not to such Licensee Transferee’s other business, products, or satellites); and

(v)	Any Licensee Transferee may further assign this Agreement only in accordance with this Section 8.4(c).

8

8.5 Waiver. Failure or delay of either Party to enforce any provision of this Agreement or any right hereunder shall in no way be considered a waiver of such provision or right. No term or provision hereof shall be deemed waived, and no breach excused, unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. A waiver or consent given by a Party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute the same instrument.

8.7 Independent Relationship. Nothing in this Agreement is intended to or should be construed to create a joint venture or partnership between the Parties.

8.8 Notice. Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address listed on the first page of this Agreement by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice shall be effective upon receipt or refusal of delivery. Each Party may change its address for receipt of notice by giving notice of such change to the other Party.

8.9 Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature page follows]

9

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Execution Date written above.

ICO Global Communications (Operations) Limited (Licensee)	DBSD Services Limited (Licensor)

Signed:	Signed:

By:	By:
Title:	Title:
Date:	Date:

Exhibit C

Tax Matters Agreement

EXECUTION VERSION

TAX MATTERS AGREEMENT

between

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

and

DISH NETWORK CORPORATION

Dated as of March [•], 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.01	General	2
1.02	Interpretation	4

ARTICLE II TAX RETURNS, TAX ATTRIBUTES AND SECTION 338(H)(10) ELECTION		4
2.01	Tax Returns; Tax Payments	4
2.02	Tax Assets and Other Tax Attributes	4
2.03	Section 338(h)(10) Election	5
2.04	Prior Agreements	5
2.05	Amended Returns	5

ARTICLE III TAX CONTESTS AND THIRD-PARTY CLAIMS		6
3.01	Notice	6
3.02	Control and Participation in Tax Contests	6

ARTICLE IV COOPERATION AND CONFIDENTIALITY		6
4.01	Cooperation; Retention of and Access to Information	6
4.02	Confidentiality	7

ARTICLE V MISCELLANEOUS PROVISIONS		8
5.01	Notices	8
5.02	Governing Law	9
5.03	Further Assurances	9
5.04	Survival	9
5.05	Implementation Agreement	9

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is entered into between ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED, a Delaware corporation (“ICO”) and DISH NETWORK CORPORATION, a Nevada corporation (“DISH”, and together with ICO, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Implementation Agreement, dated as of March [•], 2011, by and among the Parties (the “Implementation Agreement”).

RECITALS

WHEREAS, ICO is the common parent corporation of the ICO Affiliated Group that includes DBSD North America Inc. (“DBSD”) and certain of its Subsidiaries;

WHEREAS, DISH and DBSD entered into an Amended and Restated Investment Agreement, dated as of February 24, 2011 (the “Investment Agreement”), amending and restating the Investment Agreement dated as of February 1, 2011, between DBSD and DISH on the terms and conditions set forth in the term sheet for a plan of reorganization for the Debtors (the “Plan Term Sheet”) attached to the Investment Agreement as an exhibit;

WHEREAS, DISH and DBSD intend to consummate the restructuring on the terms and conditions set forth in the Investment Agreement and in the Plan Term Sheet through, among other things, a chapter 11 plan of reorganization in form and substance consistent in all material respects with the Plan Term Sheet and which otherwise shall be in form and substance reasonably satisfactory to DISH (the “Plan”) which will be filed in the Chapter 11 Cases, along with a disclosure statement describing the Plan in form and substance not inconsistent with the Plan Term Sheet or the Investment Agreement;

WHEREAS, DISH and ICO entered into the Implementation Agreement, pursuant to which, among other things, ICO granted to DISH the right to purchase all of the outstanding Capital Stock of DBSD held by ICO (the “Call Right”);

WHEREAS, ICO will include DBSD in its 2010 and subsequent U.S. federal and state consolidated (or combined) income tax returns through the Effective Date, and after which time DBSD will cease to be a member of the ICO Affiliated Group (the “Deconsolidation”); and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes of DBSD and its Subsidiaries and to provide for and agree upon other matters relating to Taxes of DBSD and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions set forth below, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Call Right” shall have the meaning set forth in the Recitals.

“CNOL” shall mean a consolidated net operating loss (as defined in Treasury Regulations Section 1.1502-21(e)).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Deconsolidation” shall have the meaning set forth in the Recitals.

“DBSD Companies” shall mean DBSD and its Subsidiaries.

“Effective Date” shall mean the date, as reasonably determined by ICO, in consultation with DISH, immediately prior to the date on which the Code and Treasury Regulations issued thereunder (or analogous provisions of state law) applicable to filing consolidated income Tax Returns cease to permit ICO to include DBSD in ICO’s U.S. federal and state consolidated (or combined) income Tax Returns.

“Final Determination” shall mean a “determination” within the meaning of Section 1313 of the Code or any similar provision of state, local or foreign Tax law.

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.

“ICO” shall have the meaning set forth in the Preamble to this Agreement.

“ICO Affiliated Group” shall mean an affiliated group of corporations within the meaning of Section 1504(a) of the Code, of which ICO is the common parent corporation, that files consolidated federal income Tax Returns, and any similar consolidated, affiliated, combined or unitary group under any comparable provision of state, local or foreign Tax Law.

“ICO’s Knowledge” shall mean the actual knowledge of Timothy P. Leybold as of the date of this Agreement.

2

“Implementation Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Investment Agreement” shall have the meaning set forth in the Recitals.

“Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Plan” shall have the meaning set forth in the Recitals.

“Plan Term Sheet” shall have the meaning set forth in the Recitals.

“Post-Closing Period” shall mean any Taxable Period (or portion thereof) beginning after the Effective Date.

“Pre-Closing Period” shall mean any Taxable Period (or portion thereof) that ends on or before the Effective Date.

“Subsidiary” shall mean, with respect to any person, any another person of which such first person, (i) owns directly or indirectly an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of such other person’s board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests), (ii) in the case of a partnership, serves as a general partner or (iii) in the case of a limited liability company, serves as a managing member.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Governmental Entity, including, without limitation, whether disputed or not and including any interest, penalties, charges or additions attributable thereto, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes and unclaimed property assessments, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Asset” shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction, credit related to alternative minimum tax, or any other loss, credit, deduction or Tax attribute which could reduce any Tax.

“Tax Contest” shall have the meaning set forth in Section 3.01.

“Tax Item” shall mean, with respect to any Tax, any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

3

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, claim for refund or declaration of estimated Tax), or any amendment to any of the foregoing, supplied to or filed with, or required to be supplied to or filed with, a Governmental Entity, or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxable Period” shall mean, with respect to any Tax, the year, or shorter period, if applicable, with respect to which the Tax is incurred as provided under applicable Tax Law.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Taxable Period.

1.02 Interpretation. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Preamble, Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II

TAX RETURNS, TAX ATTRIBUTES AND SECTION 338(H)(10) ELECTION

2.01 Tax Returns; Tax Payments. For all Taxable Periods of the DBSD Companies ending on or before the Effective Date, the DBSD Companies shall, and ICO shall permit the DBSD Companies to, join in ICO’s consolidated federal income Tax Returns and any applicable joint, consolidated, combined, group or unitary Tax Returns under any comparable provision of state, local or foreign Tax law. ICO shall include the income of the DBSD Companies on such Tax Returns (including any deferred Tax Items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19 arising as a consequence of the Deconsolidation), and shall remit, or cause to be remitted, to the applicable Governmental Entity in a timely manner any Taxes due in respect of any such Tax Returns. All Tax Returns described in this Section shall be prepared and filed in a manner consistent with prior practice, except to the extent required by applicable Law.

2.02 Tax Assets and Other Tax Attributes. ICO hereby represents that to ICO’s Knowledge:

4

(a) as of the date hereof, the income Tax liability of the DBSD Companies for Pre-Closing Periods ending on or before the date hereof (including any liability for Taxes of any member of the ICO Affiliated Group under Treasury Regulations Section 1.1502-6), but excluding any liability for Taxes potentially arising out of the transactions contemplated herein or any related agreement, is zero ($0); and

(b) as of the date hereof, the amount of the CNOL of the ICO Affiliated Group which is attributable to the DBSD Companies determined in accordance with Treasury Regulations Section 1.1502-21 (the “DBSD NOL”) is expected to be one hundred and thirty eight million dollars ($138,000,000);

(c) as of the date hereof, the amount of certain Tax Assets and the adjusted Tax basis of certain assets of the DBSD Companies, as determined for federal income Tax purposes, are expected to be as follows:

(i) start-up expenditures capitalized under Section 195 of the Code – one hundred and twenty four million dollars ($124,000,000); and

(ii) other expenses and losses capitalized for federal income Tax purposes – seventy million dollars ($70,000,000); and

(d) except to the extent required by applicable Law or a Final Determination, neither ICO nor any member of the ICO Affiliated Group shall make any Tax election, or adopt any Tax position in any Tax Return (including, but not limited to, treating the stock of any of the DBSD Companies as worthless under Section 165 of the Code) that is inconsistent with prior Tax elections or Tax positions and that would materially reduce or would be expected to materially reduce the amount of the DBSD NOL which would be allocable to DBSD as of the date hereof.

2.03 Section 338(h)(10) Election. Provided that ICO reasonably determines, in consultation with DISH, that the acquisition of DBSD from ICO is a qualified stock purchase within the meaning of Section 338 of the Code, ICO shall, at DISH’s election, join with DISH in making a Section 338(h)(10) election, provided that ICO is indemnified and held harmless on an after-tax basis for any incremental Taxes for which it is liable as a result of making the election under Section 338(h)(10) of the Code. For purposes of this Section 2.02, incremental Taxes include Taxes which ICO would be required to pay as a result of ICO being unable to use the net operating losses and other tax attributes to which ICO would otherwise have been entitled to use to reduce its taxable income if the Section 338(h)(10) election had not been made.

2.04 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between the DBSD Companies, on the one hand, and ICO or any member of the ICO Affiliated Group, on the other hand, shall be terminated as of the Effective Date, and neither the DBSD Companies nor ICO or any member of the ICO Affiliated Group shall have any continuing rights or obligations thereunder.

2.05 Amended Returns. ICO shall not, and shall not permit any member of the ICO Affiliated Group to, file any amended Tax Return that includes any of the DBSD

5

Companies to the extent such amended Tax Return materially and adversely affects any Tax liability (including any Tax Asset or the adjusted Tax basis of any asset) of DISH for any Post-Closing Period, without the prior written consent of DISH, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE III

TAX CONTESTS AND THIRD-PARTY CLAIMS

3.01 Notice. In the event any Taxing authority informs ICO or DISH of any proposed or actual audit, examination, adjustment, claim, assessment, or demand concerning any Tax Return of the ICO Affiliated Group or DISH, as applicable, which includes any of the DBSD Companies and which may affect the Tax liability (including any Tax Asset or the adjusted Tax basis of any asset) of the other Party (a “Tax Contest”), the Party so informed shall notify the other Party of such Tax Contest promptly, but not later than ten (10) days after receiving such notice. Any such notice shall be accompanied by a copy of any written notice or other document received from the applicable Taxing authority with respect to such Tax Contest.

3.02 Control and Participation in Tax Contests. With respect to any Tax Contest of ICO or DISH, as the case may be, such Party shall have the sole responsibility and control over the handling of such Tax Contest; provided, however, that such Party shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed, or otherwise enter into any Final Determination, in connection with or as a result of such Tax Contest that affects, or may affect, the Tax liability (including any Tax Asset or the adjusted Tax basis of any asset) of the other Party, without the prior written consent of such other Party, such consent not be unreasonably withheld, delayed or conditioned; and provided, further, that such other Party shall be allowed, at its own cost and expense, to participate in the handling of such Tax Contest with respect to any item that may affect the Tax liability (including any Tax Asset or the adjusted Tax basis of any asset) of such other Party, subject to the first Party’s sole responsibility and control over the handling of such Tax Contest.

ARTICLE IV

COOPERATION AND CONFIDENTIALITY

4.01 Cooperation; Retention of and Access to Information.

(a) As promptly as practicable after the Effective Date, and in no event later than seventy-five (75) days prior to the due date for filing the federal income Tax Return of the ICO Affiliated Group for the Taxable Period that includes the Effective Date (taking into account any extensions thereof), ICO shall provide DISH with its good faith determinations (along with any supporting records, documents, work papers, accounting data and other information, including computer data, reasonably necessary for the preparation of any Tax Return of, or with respect to, the DBSD Companies or the defense of any proposed or actual audit, examination, adjustment, claim, assessment, or demand in respect of the DBSD Companies), in accordance with applicable Tax Law, as of the Effective Date, of:

6

(i) the DBSD NOL (including any analogous net operating loss as determined for applicable state, local or foreign income Tax purposes);

(ii) the adjusted basis for Tax purposes of each asset of each of the DBSD Companies; and

(iii) the amount of each Tax Asset of each of the DBSD Companies (including the amount of any Tax Asset of the ICO Affiliated Group attributable to any of the DBSD Companies).

(b) Each of ICO and DISH hereby agrees that it shall not take any position on any Tax Return filed by such Party, in connection with any audit, examination, adjustment, claim, assessment, or demand or otherwise that is inconsistent with the determinations of the amount of the DBSD NOL, the adjusted Tax basis of assets and the amount of any Tax Assets of the DBSD Companies provided under Section 4.01(a), unless otherwise required by applicable Tax Law or a Final Determination.

(c) Upon the request of either Party, ICO and DISH shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to provide each other, with such cooperation and information (including access to books and records and making available employees who are knowledgeable on the relevant Tax matters) relating to the DBSD Companies or the ICO Affiliated Group as any of the Parties reasonably may request of the other Party, including (i) in preparing and filing any Tax Return or claim for refund or credit of any Taxes, (ii) in resolving all disputes, audits, examinations, adjustments, claims, assessments or demands relating to Taxes, (iii) in DISH’s determining whether to make a Section 338(h)(10) election and (iv) in connection with all other matters covered in this Agreement.

(d) ICO and DISH agree (A) to retain all books and records with respect to Tax matters pertinent to the DBSD Companies relating to any Taxable Period beginning before the Effective Date and which are in their possession, or in the possession of the DBSD Companies, at the Effective Date until expiration of the applicable statute of limitations (and, to the extent notified by DISH or ICO, any waiver or extensions thereof) of the respective Taxable Periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the party in possession of such records shall allow the other party to take possession of such books and records.

4.02 Confidentiality. Each Party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Party hereto furnished to it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (x) in the public domain through no fault of such Party, (y) later lawfully acquired from other sources not known to be under the duty of confidentiality by the Party to which it was

7

furnished, or (z) independently developed), and each Party shall not release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 4.02. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.01 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to DISH,

9601 South Meridian Boulevard

Englewood, Colorado 80112

Attention: Matthew Sheers

Facsimile: (303) 723-3367

with a copy to:

Skadden Arps Slate Meagher & Flom LLP

4 Times Square

New York, New York 10036-6522

Attention: Steven J. Matays, Esq.

Facsimile: (212) 735-2000

(ii)	if to the Seller,

ICO Global Communications (Holdings) Limited

2300 Carillon Point

Kirkland, Washington 98033

Attention: General Counsel

Telephone: (425) 828-8404

Facsimile: (425) 828-8061

with a copy to:

8

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention: Robert Townsend

Telephone: (415) 268-7080

Facsimile: (415) 268-7522

5.02 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited, to matters of validity, construction, effect, performance and remedies.

5.03 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement.

5.04 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

5.05 Implementation Agreement. The provisions of the Implementation Agreement shall apply in relevant part to this Agreement, including Sections 11.1 (Amendment and Modification), 11.2 (Waiver of Compliance; Consents), 11.4 (Assignment), 11.6 (No Third-Party Beneficiaries), 11.7 (Consent to Jurisdiction), 11.9 (Counterparts), 11.11 (Entire Agreement), 11.12 (Severability), 11.13 (Specific Performance) and 11.14 (Waiver of Jury Trial).

*        *        *

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

9

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By:
Name:
Title:

DISH NETWORK CORPORATION

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]

Exhibit D

Transition Services Agreement

EXECUTION VERSION

TRANSITION SPACE AND SERVICES AGREEMENT

This TRANSITION SPACE AND SERVICES AGREEMENT (“Agreement”), dated as of __________, 2011 (the “Effective Date”), including any schedules hereto, is entered into between DBSD NORTH AMERICA, INC., a Delaware corporation (“DBSD”), and each of its direct and indirect subsidiaries (together with DBSD, the “Company”), and ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED, a Delaware corporation, and each of its subsidiaries (collectively, “Global”). The Company and Global may be referred to herein as the “Parties” or each a “Party.”

WHEREAS, DBSD North America Inc. (“DBSD”) and 3421554 Canada Inc., DBSD Satellite Management, LLC, DBSD Satellite North America Limited, DBSD Satellite Services G.P., DBSD Satellite Services Limited, DBSD Services Limited, New DBSD Satellite Services G.P., and SSG UK Limited (collectively, the “Debtors”) have commenced voluntary cases under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York, jointly administered under Case No. 09-13061 (the “Chapter 11 Cases”);

WHEREAS, DISH Network Corporation (“DISH“) and DBSD entered into an Amended and Restated Investment Agreement dated as of February 24, 2011 (the “Investment Agreement”), between DBSD and DISH, amending and restating the Investment Agreement dated as of February 1, 2011, between DBSD and DISH on the terms and conditions set forth in the term sheet for a plan of reorganization for the Debtors (the “Plan Term Sheet”) attached to the Investment Agreement as an exhibit;

WHEREAS, DBSD and DISH intend to consummate the restructuring on the terms and conditions set forth in the Investment Agreement and in the Plan Term Sheet through, among other things, a chapter 11 plan of reorganization in form and substance consistent in all material respects with the Plan Term Sheet to the Investment Agreement and which otherwise shall be in form and substance reasonably satisfactory to DISH (the “Plan”) which will be filed in the Chapter 11 Cases, along with a disclosure statement describing the Plan in form and substance not inconsistent with the Plan Term Sheet or the Investment Agreement; and

WHEREAS, in connection with the Plan, the Parties wish to enter into a Transition Services Agreement.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree that this is the Transition Services Agreement provided for in the Plan, and further agree as follows:

1.	SERVICES

a. Services.

i. Subject to the terms and conditions of this Agreement, Global shall provide to the Company the services that are set forth in Schedule A (the “Global Services”), and the Company shall provide to Global the services that are set forth in Schedule B (the “Company Services” and together with the Global Services, the “Services”) during the applicable term for each category of Services pursuant to the terms hereof and on the terms set forth in Schedule A and Schedule B, respectively.

ii. The Parties may add additional services to Schedule A and Schedule B by mutual written agreement, and upon such additions, said services shall be included in the Services.

iii. For the purposes of this Agreement (i) the Services set forth in Schedule B.3 shall be referred to as “Space Segment Services,” (ii) the Services set forth in Schedule B.5 shall be referred to as “Public Relations Services,” (and together with the Space Segment Services, the “Additional Services”), and (iii) all Services set forth in Schedule A and Schedule B other than Space Segment Services and Public Relations Services shall together be referred to as “General Services.”

b. Office Space and SAN.

i. Subject to the terms and conditions of this Agreement, Global shall, and shall cause its subsidiaries or affiliates to, provide the Company’s employees and consultants with access to and use of the office spaces (“Office Spaces”) and satellite access node (“SAN”) set forth in Schedule C (the “Occupied Premises”). If Global leases a new Office Space in the Bellevue, WA area, such new Office Space shall be added to Schedule C and the Bellevue, WA Office Space currently listed on Schedule C shall be removed from Schedule C. Subject to obtaining the necessary third-party consents, Global shall assign and the Company shall assume the leases for Reston, VA (10th Floor), Las Vegas, NV (Industrial Space), El Segundo, CA (222 N. Sepulveda) and Walnut Creek, CA which are among the Occupied Premises (upon the effectiveness of the assignment, the “Assigned Premises”). Global shall take any action reasonably requested by the Company to effectuate assignment of the Assigned Premises to the Company.

ii. Subject to the terms and conditions of this Agreement, the Company shall, and shall cause its subsidiaries or affiliates to, provide Global’s employees and consultants with access to and use of the Assigned Premises.

iii. The Costs (as defined below) of each Office Space shall be allocated between (A) the Party providing such Office Space and (B) the Party receiving access to and use of such Office Space and/or receiving services from the other Party’s employees and consultants who are using such Office Space, as set forth in Schedule C (such allocations, the “Rent Allocations”); provided, that the Rent Allocations for Office Space shall be adjusted every three months to reflect the then current utilization of such Office Space by all Company and Global employees and consultants working from such Office Space including employees and consultants who are 100% allocated to the Company or Global (as reasonably determined by the Party holding the Office Space lease).

iv. The Rent Allocations for the SAN shall be as set forth in Schedule C; provided, that the Rent Allocations for the SAN shall be adjusted every three months to reflect the Parties’ then current utilization of the SAN (as reasonably determined by the Party holding the SAN lease).

v. The costs included in Rent Allocations shall include all direct and indirect costs and overhead of each Office Space and the SAN including, without limitation, all rent, fees, taxes, utilities, insurance, internet charges, telephone and fax charges, copying expenses, equipment rental expense, and supplies costs (collectively, the “Costs”).

vi. If the Parties are unable to agree on the Costs or Rent Allocations with respect to a particular Office Space or the SAN, the Party receiving use of such Office Space or the SAN may terminate its use of such Office Space or the SAN on thirty (30) days’ written notice to the other Party; provided that, each time the Rent Allocations change, if a Party does not object to Rent Allocations invoiced by the other Party within thirty (30) days of the delivery of the first invoice reflecting such changed Rent Allocation, such Party shall be deemed to have agreed thereto.

vii. If either Party obtains access to additional office space and the other Party wishes to share a portion of such additional office space during the term of this Agreement in exchange for paying a share of the Costs, the Parties shall negotiate such an arrangement in good faith. Such additional office space may be added to Schedule C upon the mutual consent of the Parties.

c. Service Providers.

i. Subject to Section 1(e) below, the Parties shall provide the Services to each other through individuals holding the positions set forth in Schedule D and Schedule E (the “Service Providers”). The Party employing or retaining a Service Provider shall determine the compensation and benefits of such Service Provider.

ii. The Compensation (as defined below) of each Service Provider shall be allocated between (A) the Party providing Services and (B) the Party receiving Services, as set forth in Schedule D and Schedule E (such allocations, the “Service Provider Allocations”); provided, that the Service Provider Allocations shall be adjusted every three months to reflect each Party’s then current utilization of each Service Provider (as reasonably determined by the Party employing or retaining such Service Provider).

iii. The compensation and benefits subject to Service Provider Allocations shall include all costs related to each Service Provider, including, without limitation, salary or hourly wages or consulting fees, bonuses, benefits, taxes and other withholdings required by law (collectively, the “Compensation”), but shall not include equity compensation.

iv. If the Parties are unable to agree on the Compensation or Service Provider Allocations with respect to a particular Service Provider, the Party receiving the Services from such Service Provider (“Service Receiver”) shall be entitled to terminate receipt of Services from such Service Provider on thirty (30) days’ written notice to the other Party and shall not be liable for such Service Provider’s Compensation paid or accrued following the expiration of such 30-day period; provided that each time the Compensation or Service Provider Allocation for a Service Provider changes, if a Party does not object to the Compensation or Service Provider Allocation for such Service Provider within thirty (30) days of the delivery of the first invoice reflecting such changed Compensation or Service Provider Allocation, such Party shall be deemed to have agreed thereto.

d. Transition of Service Providers.

i. On or before the Effective Date, Global shall extend an offer of employment to (or shall assume any consulting contract, which the Company shall assign, for) the individuals holding the positions listed in Schedule D who are employed or engaged by the Company as of the Effective Date, and the Parties shall cooperate to transition such employees to Global.

ii. On or before the Effective Date, the Company shall extend an offer of employment to the individuals holding the positions listed in Schedule E who are employed or engaged by Global as of the Effective Date, and the Parties shall cooperate to transition such employees to the Company.

iii. Notwithstanding the foregoing, the Company and Global shall each be liable for their Service Provider Allocation of any and all costs and liabilities relating to such transitioned employees’ employment by Global or the Company, as the case may be, arising prior to, or out of or in connection with, such transition (including any termination or severance amounts).

e. No Obligation to Maintain Specific Service Providers. The Parties acknowledge that the individuals holding the positions listed in Schedule D and Schedule E may terminate their employment or other service relationship with either Party, and neither Party is under any obligation to the other Party to maintain the employment or service relationship with any such individual. A Party may utilize its own personnel and/or the personnel of its affiliates as Service Providers hereunder. In addition, the inclusion of any Service Provider under this Agreement shall not alter his or her at-will status and/or other terms of the service relationship with the Party or Parties. Each Party shall have the right to determine which individuals it employs or retains as Service Providers.

f. Reductions, Transition.

i. The Company may reduce or eliminate its use of all or any portion of the Occupied Premises, except for the Assigned Premises, upon not less than thirty (30) days prior written notice to Global; provided, however, that the Company may reduce or eliminate its use of all or any portion of the Occupied Premises upon less than thirty (30) days prior written notice if the Company agrees to pay and pays all costs incurred by Global with respect to such reduction or termination pursuant to the applicable lease agreement. Global may reduce or eliminate its provision of all or any portion of the Occupied Premises, other than the premises designated to become Assigned Premises, upon not less than thirty (30) days prior written notice or if an applicable lease agreement expires or is terminated. Global shall provide the Company with as much advance notice as possible of any such reduction or elimination of Global’s provision of any portion of the Occupied Premises, not less than thirty (30) days’ notice.

ii. Each Service Receiver may from time to time reduce or terminate receipt of services from any particular Service Provider upon not less than sixty (60) days prior written notice to the other Party without affecting the other Services to be provided hereunder and shall remain obligated to pay its allocated portion of the Compensation for such Service Provider through and including the sixtieth (60th) day after delivery of such notice; provided, that if the employment or retention of a Service Provider is terminated within sixty (60) days of delivery of a Service Receiver’s written notice of intent to reduce or eliminate receipt of services from such Service Provider, then the Service Receiver shall be liable, in an amount reflecting its Service Provider Allocations, for any severance or other termination payments payable to such Service Provider.

iii. The Parties shall cooperate in a commercially reasonable manner as is necessary to allow for orderly transition of the Services and the Occupied Premises.

g. Authorization and Scope of Agency Capacity. Certain Global Services may require Global to act as the Company’s agent, and certain Company Services may require the Company to act as Global’s agent. Accordingly, the Parties agree as follows:

i. To the extent necessary to carry out the Global Services, the Company hereby appoints Global to act as its agent and attorney-in-fact, subject to the Company’s control, and Global consents to act as the Company’s agent and attorney-in-fact, subject to the Company’s control. Global’s authority as agent and attorney-in-fact does not include authority to commit to any obligations on the Company’s behalf or to compromise any claims belonging to the Company without specific additional written authorization.

ii. To the extent necessary to carry out the Company Services, Global hereby appoints the Company to act as its agent and attorney-in-fact, subject to Global’s control, and the Company consents to act as Global’s agent and attorney-in-fact, subject to Global’s control. The Company’s authority as agent and attorney-in-fact does not include authority to commit to any obligations on Global’s behalf or to compromise any claims belonging to Global without specific additional written authorization.

h. Intellectual Property.

i. Certain Global Services may require Global to use the Company’s intellectual property, and certain Company Services may require the Company to use Global’s intellectual property. The Company hereby grants to Global a nonexclusive, royalty-free license (the “Company License”) to use the Company’s trademarks, trade names, domain names, know-how and processes solely in connection with providing Global Services to the Company. Global hereby grants to the Company a nonexclusive, royalty-free license (the “Global License”) to use Global’s patents, trademarks, trade names, domain names, know-how and processes solely in connection with providing Company Services to Global. The Global License and Company

License shall terminate upon the expiration of the General Services Period and/or Additional Services Period (as those terms are defined below).

ii. Notwithstanding the foregoing, nothing in this Section 1(h) shall grant either the Company or Global, as the case may be, any rights with respect to any intellectual property otherwise covered by the Amended License Agreement (as defined below). The Parties agree that (i) intellectual property created by either of them based upon and derived from intellectual property that is the subject of the Company License, the Global License or the License (as defined in and granted under the Amended License Agreement), as the case may be, will continue to be owned by the Licensor thereof and (ii) intellectual property created by either of them in connection with the provision of Services hereunder and not based upon and derived from intellectual property that is the subject of the Company License, the Global License or the License, as the case may be, shall, as between the parties to this Agreement, be the property of the applicable Service Provider.

i. Standard of Care. Unless otherwise agreed by the Parties in writing, a Party providing Services hereunder shall use commercially reasonable efforts to perform the Services in a manner that is substantially similar in all material respects to the manner in which such Services were performed before the Effective Date, including with respect to level of service, priority of service, timeliness, quality and other relevant standards. Unless otherwise mutually agreed by the Parties in writing, with respect to any Service, a Service Receiver will use such Services only for the purpose of conducting the operations of the business or activity substantially in the same manner as conducted and operated prior to the Effective Date and will not use the Services for any other purposes.

j. Representatives. Each Party will from time to time designate to the other Party in writing an individual who will be responsible for overseeing the performance of the Services and otherwise exercising the rights and responsibilities of such Party hereunder, including without limitation negotiating in good faith in the first instance to resolve any disputes arising hereunder.

2.	PAYMENT

a. Payment for Occupied Space. Global shall pay all Costs of the Occupied Premises, and the Company shall promptly reimburse Global for the amount of such Costs reflecting the Company’s Rent Allocations. The Company shall pay all Costs of the Assigned Premises, and Global shall promptly reimburse the Company for the amount of such Costs reflecting Global’s Rent Allocations.

b. Payment for Services. Global shall pay all Compensation of the Service Providers employed or retained by Global, and the Company shall promptly reimburse Global for the amount of such Compensation reflecting the Company’s Service Provider Allocations. The Company shall pay all Compensation of the Service Providers employed or retained by the Company, and Global shall promptly reimburse the Company for the amount of such Compensation reflecting Global’s Service Provider Allocations.

c. Payment for Other Costs. The Service Receiver shall reimburse the other Party for the other Party’s actual documented costs (including without limitation actual documented reasonable out of pocket amounts paid to third parties) reasonably incurred by the performing Party in performing Services for the Service Receiver. For the avoidance of doubt, employee business and travel expenses, including, without limitation, transportation, tolls, parking expenses, lodging, meals, business entertainment, faxes, photocopies, internet charges, data ports, shipping, business telephone calls and foreign transaction fees, actually paid, directly or by way of reimbursement, by the performing Party and incurred as a consequence of Services being performed on behalf of the Service Receiver shall be reimbursed by the Service Receiver pursuant to this Section 2(c).

d. Invoicing. Each Party shall invoice the other Party monthly for the charges due under this Agreement, and payment shall be due thirty (30) calendar days after receipt of the invoice. Each Party’s invoice shall set forth in reasonable detail, with reasonable supporting documentation attached thereto: (i) the Services rendered by each Service Provider to the other Party, (ii) the Compensation and/or other costs incurred by the Party with respect to each Service Provider; (iii) the other Party’s Service Provider Allocations; (iv) the Office Space and/or SAN access provided to the other Party; (v) the Costs of such Office Space and/or SAN incurred by the Party; and (vi) the other Party’s Rent Allocations.

3.	TERM AND TERMINATION

a. Term. This Agreement shall commence on the Effective Date and shall terminate (i) for General Services, on the close of business six (6) months from the Effective Date, subject to an earlier termination by either Party or extension as expressly permitted by this Section 3 (such period being referred to as the “General Services Period”) and (ii) for Space Segment Services and Public Relations Services, on the close of business two (2) years from the Effective Date, subject to an earlier termination by either Party or an extension by mutual written agreement as expressly permitted by this Section 3 (such period, as so adjusted, being referred to as the “Additional Services Period”); provided that:

i. Either Party may terminate the General Services Period on the earlier of (A) the thirtieth (30th) day following delivery to the other Party of written notice given not earlier than the ninetieth (90th) day after the Effective Date, or (B) the tenth (10th) day following deliver to the other Party of written notice given anytime after a material breach of this Agreement by such other Party if such other Party fails to cure such material breach within ten (10) days of the delivery of such notice;

ii. Either Party may terminate the Additional Services Period on the thirtieth (30th) day following delivery to the other Party of written notice given anytime after a material breach of this Agreement by such other Party if such other Party fails to cure such material breach within thirty (30) days of the delivery of such notice;

iii. Either Party may terminate the General Services Period and/or Additional Services Period at such time as the Company does not own or operate any in-orbit satellites; provided, that (A) each Party shall provide seventy five (75) days’ prior written notice of its intention to terminate the Additional Services Period under this Section 3(a)(iii) as to either or both of the Additional Services, and (B) each Party shall provide sixty (60) days prior written notice of its intention to terminate the General Services Period under this Section 3(a)(iii);

provided, further, that the termination of the Additional Services Period as to one of the Additional Services under this Section 3(a)(iii) shall not affect the obligation of the Company to provide the other Additional Services for the period that would otherwise be applicable.

iv. The Parties may extend the General Services, Space Segment Services and/or Public Relations Services as applicable, by mutual written agreement;

v. The Company agrees that after the termination of the initial Additional Services Period, if such term is not extended by mutual consent and so long as the initial Additional Services Period with respect to Space Segment Services has not been terminated under Section 3(a)(ii) or (iii), the Company will permit Global to have reasonable access to Mr. Bob Day during normal business hours (such access not to exceed the most recent portion of Mr. Day’s time allocated to Global pursuant to Section 1(c)(ii)) for matters related to transition of the Space Segment Services for a period of 12 months following the termination of Space Segment Services, on commercially reasonable terms and conditions to be agreed to by the Parties, provided, that Mr. Day continues to be employed by the Company; and

vi. Following a termination of this Agreement (or any particular Service or use of Office Space or the SAN), the Parties shall no longer be obligated to provide the Services or use of Office Space or the SAN (or such particular Service or Office Space or the SAN); provided, that all payment obligations accrued pursuant to Section 2 prior to such termination, together with Section 5, shall survive such termination.

4.	TERMINATION OF OTHER AGREEMENTS

The Parties hereby agree that all business or contractual arrangements and agreements (whether written or oral) between the Company and/or its affiliates, on the one hand, and Global and/or its affiliates, on the other, in effect prior to the Effective Date, including, but not limited to, those business or contractual arrangements listed on Schedule F (collectively, the “Existing Contracts”), shall be deemed terminated without any further action and will be of no further force and effect as of the Effective Date. Each Party hereby agrees, on behalf of itself and its affiliates, that any and all obligations owed to the other Party or such Party’s affiliates under an Existing Contract shall be deemed forever waived and released. For the avoidance of doubt, from and after the Effective Date, the only business or contractual arrangements in effect between the Parties and/or their affiliates shall be (a) this Agreement and (b) the Amended and Restated License Agreement of even date herewith by and between Global and DBSD Services Limited (f/k/a ICO Services Limited) (the “Amended License Agreement”). Global hereby represents that, to the best of its knowledge, there are no business or contractual arrangements or agreements between the Company and/or its affiliates, on the one hand, and Global and/or its affiliates on the other, in effect as of the date hereof other than this Agreement, the Amended License Agreement and those listed on Schedule F.

5.	MISCELLANEOUS

a. Confidentiality. The Parties acknowledge that during the term of this Agreement, each of them and their agents, employees, affiliates and representatives may obtain or have access to certain Confidential Information (as defined below). Each Party agrees that it shall not, and shall cause its agents, employees, affiliates and representatives not to, reveal to any other person any such Confidential Information without the prior written consent of the other Party; provided, that such undertaking shall not apply to:

i. disclosure of Confidential Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of a Party or a Party’s representatives or the representatives of any affiliate of any Party in violation of this Agreement;

ii. disclosures of Confidential Information to the extent necessary or required under any applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market, or automated quotation system) or in connection with any audit or judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement, after giving prior written notice to the other parties to this Agreement to the extent practicable under the circumstances, and subject to having undertaken any reasonably available arrangements to protect confidentiality (for example, seeking a protective order in relation to such Confidential Information);

iii. disclosure of Confidential Information obtained from a third party who is lawfully authorized to disclose such information free from any obligation of confidentiality;

iv. disclosure of information that is independently developed by a Party without reference to any Confidential Information; and

v. disclosure of information that is known to the receiving Party without any obligation of confidentiality prior to its receipt from the disclosing Party.

“Compete” means, with respect to any Person, to provide satellite or integrated ancillary terrestrial telecommunications or mobile communications services to unaffiliated third parties in the United States of America (including Puerto Rico and the U.S. Virgin Islands) or Canada as a material portion of the business of such Person or a material portion of the business of its affiliates, taken as a whole, or of a material affiliate.

“Confidential Information” means any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of a Party (whether conveyed in written, oral or in any other form and whether such information has been furnished before, on or after the date of this Agreement) that is not known to the public or otherwise publicly available.

b. Audits. Each Party shall be entitled, at any time during the term of this Agreement and for a period of twelve (12) months after termination, upon ten (10) days prior written notice, to reasonably audit or reasonably investigate any or all aspects of the Services and the Office Spaces and SAN that the other Party has agreed to perform or provide to or for such Party under this Agreement. Each party may conduct no more than one (1) such audit during a twelve (12) month period. All such audits and investigations shall be performed during reasonable business hours, shall be conducted at the requesting Party’s expense, and may be conducted either by the requesting Party’s officers or employees or by third parties retained by or on behalf of the requesting Party. The provisions of this Section 5.b shall, with respect to each category of

Services, survive the termination or expiration of such category of Services for a period of twelve (12) months.

c. Indemnification; Limitation on Liability.

i. Each Party providing Services under this Agreement (each, an “Indemnifying Party”) shall defend, indemnify and hold harmless the Service Receiver, such Service Receiver’s affiliates, partners, officers, employees, agents, subcontractors and permitted assigns (each “Indemnified Party”) from and against any and all losses, liabilities, claims, litigation, damages, penalties, actions, demands or expenses, including the reasonable fees and expenses of counsel (collectively, “Losses”) incurred by such Indemnified Party to the extent arising out of, in connection with or by reason of a third party claim to the extent arising out of, in connection with or by reason of fraud, gross negligence, or willful misconduct by the Indemnifying Party.

ii. In the absence of fraud, gross negligence, or willful misconduct by an Indemnifying Party, the liability under this Agreement of such Indemnifying Party, whether arising from contract, tort, warranty, negligence or otherwise, shall be limited to the amounts paid by the Indemnified Party for Services received under this Agreement by such Indemnified Party.

III. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT IN THE CASE OF FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT BY AN INDEMNIFYING PARTY AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL ANY INDEMNIFYING PARTY OR ITS AFFILIATES BE LIABLE TO THE INDEMNIFIED PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOST TIME, LOST MONEY, LOST PROFITS OR GOODWILL, REGARDLESS OF THE FORM OF THE ACTION OR THE BASIS OF THE CLAIM, EVEN IF A PARTY OR ITS AFFILIATE HAS BEEN APPRISED OF THE POSSIBILITIES OF SUCH DAMAGES, AND WHETHER OR NOT SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED.

d. Governing Law; Service of Process; Waiver of Trial by Jury.

i. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

ii. Each Party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 5.g or in any other manner permitted by law.

iii. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

e. Further Assurances. Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full force and effect to the provisions of this Agreement, including without limitation enforcing any confidentiality obligations of the Service Providers for the benefit of the other Party.

f. Assignment; Binding Effect. This Agreement shall not be assignable or otherwise transferable by either Party hereto, without the prior written consent of the other Party, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that either Party shall have the right to assign its rights under this Agreement to receive Services (but not its obligations under this Agreement to provide Services) to a person who acquires (whether by merger, stock acquisition, sale of substantially all assets or otherwise) the business of such Party to which such Services relate and who does not Compete with such Party.

g. Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (i) when personally delivered to the Party to be notified; (ii) when sent by confirmed facsimile to the Party to be notified at the number set forth below; (iii) three (3) business days after deposit in the United States mail postage prepaid, by certified or registered mail return receipt requested and addressed to the Party to be notified as set forth below; or (iv) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the Party to be notified as set forth below with next-business-day delivery guaranteed, in each case as follows:

If to the Company to:

DBSD North America, Inc.

11700 Plaza America Drive, Suite 1010

Reston, Virginia 20190

Attention: General Counsel

Telephone: (703) 964-1400

Facsimile: (703) 964-1401

With a copy (which shall not constitute notice) to:

Skadden Arps Slate Meagher & Flom LLP

4 Times Square

New York, NY 10036-6522

Attention: Jay M. Goffman, Esq.

J. Eric Ivester, Esq.

Howard L. Ellin, Esq.

Sean C. Doyle, Esq.

Facsimile: (212) 735-2000

If to Global to:

ICO Global Communications (Holdings) Limited

2300 Carillon Point

Kirkland, WA 98033

Attention: General Counsel

Telephone: (425) 828-8404

Facsimile: (425) 828-8061

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attention: Robert Townsend

Telephone: (415) 268-7080

Facsimile: (415) 268-7522

A Party may change its address for purposes of notice hereunder by giving ten (10) days’ notice of such change to the other Party in the manner provided in this Section 5.g.

h. Amendments. The provisions of this Agreement may not be amended or waived except by a writing signed by each of the Parties hereto.

i. Relationship of the Parties.

i. For purposes of this Agreement, the Company and its affiliates, on the one hand, and Global and its affiliates on the other, are and shall be deemed to be independent contractors, and anything in this Agreement to the contrary notwithstanding, nothing herein shall create or be deemed to create a relationship between the Parties as partners, joint ventures, co-owners, an association or an entity separate and apart from each Party itself, nor shall this Agreement cause any Party or any Service Provider to be deemed an employee or agent, legal or otherwise, of the other Party for any purposes whatsoever. Except to the extent set forth herein, no Party is authorized to make any statements or representations on behalf of any other Party or in any way obligate the other Party, except as expressly authorized in writing by such other Party.

ii. The Service Providers of one Party shall be and remain that Party’s sole obligation, and that Party alone shall (A) be obligated to pay for and to provide any and all compensation and benefits owed to said Service Providers, including without limitation, salaries, wages, bonuses, retirement contributions, federal, state and local withholdings, and workers’ compensation, disability and unemployment insurance, and (B) provide the other Party with suitable evidence thereof upon that Party’s request.

iii. No Service Provider of one Party may act as an agent or employee of the other Party, nor may any Service Provider be entitled to make any agreements or commitments or incur any obligations which bind the other Party. No Service Provider of one Party may hold himself or herself out as having the authority to bind the other Party in any way.

j. Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties to this Agreement, and their respective successors and permitted assigns, and are not intended to confer third party beneficiary rights upon any other person, association or entity, legal or otherwise.

k. Severability. The invalidity, illegality or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law.

l. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

m. Entire Agreement; Waiver; Remedies Cumulative. This Agreement (together with the documents attached as Schedules hereto and any documents or agreements specifically contemplated hereby) supersedes all prior discussions and agreements among either of the Parties hereto (and their affiliates) with respect to the subject matter hereof and contains the entire understanding of the Parties with respect to the subject matter hereof. All remedies provided by this Agreement are in addition to all other remedies available to the Parties in law or equity.

n. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both of such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DBSD NORTH AMERICA, INC., for itself and each of its subsidiaries

By:
Name:
Title:

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED, for itself and each of its subsidiaries

By:
Name:
Title: